As filed with the Securities and Exchange Commission on October 7, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL BLUE GROUP HOLDING AG
(Exact name of registrant as specified in its charter)

Switzerland	98-1557721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38, Zürichstrasse
CH-8306 Brüttisellen, Switzerland
(Address, including zip code, of principal executive offices)

2019 Employee Share Option Plan
Global Blue Group Holding AG Management Incentive Plan - RSAs
Global Blue Group Holding AG Management Incentive Plan - Options
(Full title of the plans)

Cogency Global Inc.
122 E 42nd Street, 18th Floor
New York NY 10168
(212) 947-7200
(Name, address and telephone number, including area code, of agent for service of process)
Copies of all communications to:

Kenneth B. Wallach
Xiaohui (Hui) Lin
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Telephone: (212) 455-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(5)	Proposed maximum aggregate offering price(5)	Amount of registration fee
Ordinary shares, nominal value CHF 0.01 per share	486,527 shares(1)(4)	$10.59	$5,152,320.93	$477.62
Ordinary shares, nominal value CHF 0.01 per share	7,970,000 shares(2)(4)	$11.00	$87,670,000.00	$8,127.01
Ordinary shares, nominal value CHF 0.01 per share	3,500,000 shares(3)(4)	$6.30	$22,032,500.00	$2,042.41

(1) Covers 486,527 ordinary shares, nominal value CHF 0.01 per share, of Global Blue Group Holding AG (“ordinary shares”) issuable under the Global Blue Group Holding AG 2019 Employee Share Option Plan (the “SOP”).
(2) Covers 7,970,000 shares issuable upon exercise of outstanding share options previously granted pursuant to the Global Blue Group Holding AG Management Incentive Plan - Options.
(3) Covers 3,500,000 ordinary shares issuable under the Global Blue Group Holding AG Management Incentive Plan – RSAs and the Global Blue Group Holding AG Management Incentive Plan - Options.
(4) In addition to the ordinary shares set forth in the table above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional ordinary shares that may become issuable under the SOP in the event of share dividends, share splits, reverse share splits or similar transactions.
(5) Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act (1) with respect to the 486,527 ordinary shares underlying share options previously granted under the SOP, based on the weighted average per share exercise price of $10.59, (2) with respect to the 7,970,000 ordinary shares underlying share options previously granted under the Global Blue Group Holding AG Management Incentive Plan - Options, based on the weighted average per share exercise price of $11.00, and (3) with respect to the remaining 3,500,000 shares, based on a price of $6.30 per ordinary share, which is the average of the high and low price per ordinary share as reported by The New York Stock Exchange on September 30, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Global Blue Group Holding AG 2019 Employee Share Option Plan and the Global Blue Group Holding AG Management Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(i) the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2021 filed with the Commission on June 28, 2021;

(ii) the Company’s Reports of Foreign Private Issuer on Form 6-K, including exhibits, furnished to the Commission on August 16, 2021, September 3, 2021, September 16, 2021, September 29, 2021, and October 5, 2021; and

(iii) the description of the ordinary shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 27, 2020.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (including any portions of the Company’s Reports of Foreign Private Issuer on Form 6-K that are identified in such reports as being incorporated by reference herein) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Swiss law authorizes a corporation to indemnify past and present directors and officers of the corporation and any other individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons. The foregoing indemnification is prohibited under Swiss law unless (i) the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Our Articles of Association provide that we shall indemnify directors and officers.
We have entered into indemnification agreements with our directors and certain executive officers, which provide, among others, that we will indemnify each such individual to the fullest extent permitted by law and as permitted by Swiss law from and against all judgements, penalties, fines or settlements to which he or she may be liable, and expenses that he or she may actually and reasonably incur, as a result of his or her actions in the exercise of his or her duties as director or officer; provided, that we shall not indemnify such individual if, among others, he or she did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.
We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits
The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Articles of association of Global Blue Group Holding AG, dated as of September 23, 2021 (incorporated by reference to Exhibit 3.1 to the filed on September 29, 2021 (file no. 001-39477)).

4.2
Organizational Regulations of the Board of Directors of Global Blue Group Holding AG (incorporated by reference to Exhibit 1.2 to the Shell Company Report on Form 20-F filed on September 3, 2020 (file no. 001-39477)).

4.3	Specimen ordinary share certificate of Global Blue Group Holding AG (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4/A filed June 19, 2020 (file no. 333- 236581)).

4.4*	Form of Option Award Agreement under the Global Blue Group Holding AG 2019 Employee Share Option Plan.

4.5*	The Global Blue Group Holding AG Management Incentive Plan - RSAs.

4.6*	The Global Blue Group Holding AG Management Incentive Plan - Options.

5.1*	Opinion of Niederer Kraft Frey AG.

23.1*	Consent of PricewaterhouseCoopers SA.

23.2*	Consent of Niederer Kraft Frey AG (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

*    Filed herewith

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Zürich, Switzerland, on October 7, 2021.

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Jacques Stern
Name: Jacques Stern
Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
Each of the registrant and each director or officer of the registrant whose individual signature appears below hereby appoints Jacques Stern, Loic Jenouvrier and Jeremy Henderson-Ross and each of them, any of whom may act without the joinder of the others, as the true and lawful attorney-in-fact and agent of the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and, in connection with any registration of additional securities, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed by the following persons in the capacities indicated below on October 7, 2021.

Signature	Title

/s/ Jacques Stern Jacques Stern	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Loïc Jenouvrier Loïc Jenouvrier	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas W. Farley Thomas W. Farley	Chairman of the Board of Directors

/s/ Marcel Erni Marcel Erni	Director

/s/ Christian Lucas Christian Lucas	Director

/s/ Joseph Osnoss Joseph Osnoss	Director

/s/ Angel Ying Zhao Angel Ying Zhao	Director

/s/ Eric Strutz Eric Strutz	Director

/s/ Eric Meurice Eric Meurice	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Global Blue Group Holding AG, has signed this registration statement in the City of New York, State of New York on October 7, 2021.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

Exhibit 4.4

GLOBAL BLUE EMPLOYEE SHARE OPTION PLAN

THIS AGREEMENT together with its appendices and exhibits (this “Agreement”) is between GLOBAL BLUE GROUP HOLDING AG, a limited company with registered office in Wangen-Brüttisellen, Switzerland and identification number UID CHE- 442.546.212 (the “Company”) and the individual whose name is set out on the signature page hereto (the “Optionholder”).
BACKGROUND
(A)    Global Blue Management & Co S.C.A granted the GB Options over the GB Option Shares to the Optionholder on the terms and subject to the conditions set out in the GB Option Agreement.
(B)    Pursuant to the GB Option Agreement, Global Blue Management & Co S.C.A and the Optionholder agreed that, upon the Listing Date, the GB Options would be automatically exchanged for the ListCo Options.
(C)    The parties have entered into this Agreement in order to record the arrangements that they have agreed in respect of the ListCo Options. The parties intend that the GB Option Agreement is hereby superseded by this Agreement with effect from the Listing Date.
NOW IT IS HEREBY AGREED as follows:
The following words and expressions where used in this Agreement have the meanings given to them below:

“Agreement”	shall have the meaning given in the preamble;
“Business Day”	means any day other than a Saturday, Sunday, bank or public holiday in London, Luxembourg City, New York, Switzerland or Amsterdam;
“Cessation Date”	shall have the meaning given in Section 4.1;
“Company”	shall have the meaning given in the preamble;
“Date of Grant”	means 25 June 2019;
“Exercise Notice”	written notice in the form set out in Appendix B;
“Expiry Date”	the date falling eight years after the Date of Grant;
“GB Option Agreement”	means the Global Blue Management & Co S.C.A Employee Share Option Plan Deed (and as amended and restated) entered into by the Optionholder and Global Blue Management & Co S.C.A.;
“GB Option Shares”	means the GB Option Shares as defined in the GB Option Agreement;
“GB Options”	means the GB Options as defined in the GB Option Agreement;
“Group”	means the Company and its direct and indirect subsidiaries from time to time;
“Leaver”	shall have the meaning given in Section 4.1;
“ListCo Options”	means the right and option of the Optionholder to acquire the full legal and beneficial title to the ListCo Option Shares;
“ListCo Option Shares”	means the Shares subject to the ListCo Options;
“ListCo Option Strike Price”	means the price at which the Optionholder shall be entitled to acquire each ListCo Option Share upon the exercise of the ListCo Options;
“Listing Date”	means the date of closing of the Transaction;
“Lot 1 ListCo Option Shares”	means the ListCo Option Shares over which the Lot 1 ListCo Options are granted;
“Lot 1 ListCo Options”	means 50% of the ListCo Options;
“Lot 2 ListCo Option Shares”	means the ListCo Option Shares over which the Lot 2 ListCo Options are granted;
“Lot 2 ListCo Options”	means 50% of the ListCo Options;
“Non-Compete Period”	shall have the meaning given in Section 9.1(b);
“Notice”	shall have the meaning given in Section 9.10(a);
“Optionholder”	shall have the meaning given in the preamble;
“Shares”	means the ordinary shares in the Company; and
“Transaction”	means a transaction whereby following the closing of an agreement and plan of merger between, among others, Far Point Acquisition Corporation, Global Blue Group Holding AG and the Seller Parties (as defined therein), entered into on 16 January, the Company (as defined therein) will own the business known as ‘Global Blue’ and the Shares will be listed on the New York Stock Exchange.
Section 1.Exchange of GB Options for ListCo Options.
1.1Pursuant to Section 4.1 of the GB Option Agreement, on the Listing Date, the Company shall grant to the Optionholder, in exchange for the GB Options (which shall thereupon immediately and automatically lapse), the ListCo Options on the terms and subject to the conditions of this Agreement.

1.2The ListCo Options comprise Lot 1 ListCo Options over Lot 1 ListCo Option Shares and Lot 2 ListCo Options over Lot 2 ListCo Option Shares, as set out in Appendix A.
Section 2.ListCo Option Strike Price.
1.1The price (the “ListCo Option Strike Price”) at which the Optionholder shall be entitled to acquire or subscribe for (as the case may be) the ListCo Option Shares upon exercise of the ListCo Options, in accordance with this Agreement, shall (subject to Section 2.2) be the price per ListCo Option Share set out in Appendix A,
1.2The ListCo Option Strike Price shall be reduced by an amount equal to the aggregate amount of any dividends per share paid to shareholders of the Company from (and including) the Listing Date to (but excluding) the date of exercise of the relevant ListCo Options, provided, however, that the ListCo Option Strike Price must not be lower than the nominal value of the Shares.
Section 3.Vesting of the ListCo Options.
1.1Subject to the provisions of this Agreement, and so long as the ListCo Options have not lapsed prior to the relevant vesting date, the ListCo Options shall vest as follows:
(a)the Lot 1 ListCo Options shall vest in full on the date falling three years after the Date of Grant; and
(b)the Lot 2 ListCo Options shall vest in full on the date falling five years after the Date of Grant.
3.2The ListCo Options shall not vest partially.
Section 4.Leavers.
4.1An Optionholder will forfeit any unvested ListCo Options, which shall automatically and immediately lapse, on the earlier of:
(a)the date on which the Optionholder ceases for any reason to be employed by a member of the Group,
(b)the date on which he or she serves notice to terminate his or her employment agreement or service contract, and
(c)the date on which a member of the Group serves notice to terminate his or her employment agreement or service contract,
(such date being his or her “Cessation Date” and such Optionholder being a “Leaver” as of such date).
4.2Upon becoming a Leaver, each Optionholder shall be permitted to exercise such number of his or her ListCo Options that have vested on or prior to the Cessation Date at any time prior to the Expiry Date and if the ListCo Options are not exercised prior to the Expiry Date the ListCo Options shall automatically and immediately lapse.
Section 5.Exercise of ListCo Options.

5.1Once vested, the ListCo Options may be exercised at any time (subject to any policy applicable to the issue or transfer of or dealing in Shares as adopted by the Company from time to time and applicable law) in accordance with Section 8.
Section 6.Term of the ListCo Options.
The ListCo Options shall be exercisable to the extent and in the manner provided herein until the Expiry Date at which time they shall automatically and immediately lapse.
Section 7.Rights as a Shareholder. The Optionholder shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any ListCo Option Shares issued or transferred pursuant to this Agreement unless and/or until: (a) the ListCo Options have been exercised in accordance with Section 8 and (b) the ListCo Option Shares have been validly issued or transferred to the Optionholder, subject to the terms of this Agreement.
Section 8.Manner of Exercise and Settlement.
8.1Sourcing of ListCo Option Shares. The ListCo Option Shares shall, at the election of the Company, be sourced from conditional share capital, authorised share capital or treasury shares.
8.2Notice of Exercise. Subject to (i) the terms and conditions of this Agreement, and (ii) receipt by the Company of any documentation requested by it in connection with the issue and transfer of the ListCo Option Shares, the ListCo Options may be exercised by delivery of a validly signed Exercise Notice from the Optionholder to the Company, together with payment by the Optionholder of: (i) the ListCo Option Strike Price and (ii) any income tax and employee social security (or equivalent in the relevant jurisdiction) which the Group is required to withhold and account to the tax authorities on the Optionholder’s behalf arising on such exercise. The Optionholder may enter into arrangements to the satisfaction of the Company for payment of the ListCo Option Strike Price.
8.3Deliveries. The Exercise Notice described in Section 8.2 shall, at the request of the Company, be accompanied by (i) any form or election as is required to satisfy the requirements of any tax laws or regulations applicable to the Company or Optionholder from time to time or (ii) to the extent the Optionholder has UK taxable employment income, an election within Section 431 of the UK Income Tax (Earnings and Pensions) Act 2003 in order to treat the ListCo Option Shares acquired pursuant to the exercise of the ListCo Options as if such shares were not Restricted Securities (for UK tax purposes only). The Optionholder shall not revoke any such form or election without the consent of the Company at any time. If the Optionholder fails to make any of the deliveries required by this Section 8.3, the Optionholder’s exercise shall not be given effect and the ListCo Option Shares shall not be issued or transferred to the Optionholder.
8.4Settlement of ListCo Options. Upon receipt of the Exercise Notice and receipt of payment of the ListCo Option Strike Price to a bank account designated by the Company, the Company shall either: (a) issue (and procure that the ListCo Option Shares will be listed upon issue thereof) or transfer (or procure the issue or transfer of) the ListCo Option Shares to the Optionholder, provided that the Optionholder shall cooperate to the fullest extent requested by the Company (including by executing such documents and providing such information) as may be necessary to effect the issue or transfer of such ListCo Option Shares in compliance with all applicable law, or (b) alternatively, at the Company’s sole election, settle the exercised ListCo Options in cash (which may require the Company to hire a third party broker to facilitate such settlement).
8.5Swiss Stamp Duty and Securities Transfer Tax. Any Swiss Stamp Duty and Securities Transfer Tax in connection with the issue or transfer and delivery of the ListCo Option Shares shall be borne by the Company.

8.6Applicable Legal or Regulatory Restrictions. The sale of any ListCo Option Shares held by the Optionholder following the exercise of the ListCo Options shall be subject to applicable legal or regulatory restrictions on dealings and any dealing policy of the Company as amended from time to time.
Section 9.Miscellaneous.
9.1Protection of Goodwill. The Optionholder and the Company wish to maintain in a substantially similar form the undertakings previously agreed to by the Optionholder, which the Optionholder adhered to in connection with the GB Option Agreement. The Optionholder hereby undertakes to the Company that:
(a)for so long as he is employed by or engaged as a consultant to or director of any member of the Group he will, during normal business hours and such other hours as may be reasonably required, devote his full time and attention to the business of the Group and will use all reasonable endeavours to develop the business and interests of the Group and will use all reasonable endeavours to procure that such business is developed and expanded through the Group and shall not be concerned with, engaged or interested in, any other business whether or not in competition with any business carried on by the Group;
(b)he will not, directly or indirectly, at any time prior to, nor during the period of 24 calendar months from the Cessation Date (the “Non-Compete Period”):
(i)solicit or entice away, or endeavour to solicit or entice away, or cause to be solicited or enticed away from the Company or any other Group Company; or

(ii)employ or engage, or endeavour to employ or engage or causing to be employed or engaged,

any person who was at the Cessation Date, or who at any time during the period of 12 calendar months prior to the Cessation Date had been, an employee of or consultant to the any member of the Group (and with whom the Optionholder had dealings (other than in a de minimis way) during such 12 calendar month period) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this Section 9.1 shall not apply to any employee or consultant engaged in a non-managerial or purely administrative role;
(c)he will not, directly or indirectly, in any jurisdiction where the Group has material revenues from time to time (to the extent he has been involved, other than in a de minimis way, with the activities of the Group in such geographies) at any time during the period of 24 calendar months from the Cessation Date engage in; or be concerned or interested in, any business carried on in competition or will or is likely to compete with the business of the Group or any other activities of any member of the Group with which he was associated at any time during the period of 12 calendar months prior to the Cessation Date;
(d)he will not, directly or indirectly, at any time during the period of 24 calendar months from the Cessation Date:
(i)solicit the custom of or seek to do business with or deal with any customer or supplier to the any member of the Group with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Cessation Date so as to compete with or harm the goodwill of any member of the Group during such period or in any other way interfere or endeavour to interfere with the continuance of supplies to the Company and/or any member of the Group from such a supplier;

(ii)interfere (or endeavour to interfere) with either the continuance of supplies to the any member of the Group (or the terms relating to those supplies) by any customer or supplier or the relations between any member of the Group and any such customer or supplier; or

(iii)be employed by or provide consultancy services to any major customer of any member of the Group with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Cessation Date,

(e)if at any time during the time he is employed by or engaged as a consultant to or director of any member of the Group, two or more Optionholders or any three or more employees or consultants of the Group (such three including, for the avoidance of doubt, any Optionholder(s)) shall have left the employment of the Group or ceased to provide services to the Group in order to work for or provide services to a competitor of the Group or otherwise, the Optionholder will not be employed or engaged in any way with such persons; and
(f)he will not, directly or indirectly, make or publish or otherwise communicate any disparaging or derogatory statement in writing or otherwise which is intended to or which might be expected to damage or lower the reputation of the Group, any customer/supplier, any agent/representative, any investor/finance provider or any director, officer or employee of any such entity, provided that nothing contained in this Section 9.1 shall prevent the Optionholder from being the holder or beneficial owner, by way of bona fide personal investment, of any class of securities in any company if such class of securities is listed, or dealt in, on a “Recognised Investment Exchange” as defined in section 285(1) of the Financial Services and Markets Act 2000 provided that he (together with his spouse and his lineal descendants by blood or adoption) neither holds nor is beneficially interested in more than a total of 5% of any single class of the securities in that company and is in compliance with Section 9.1.

9.2Enforcement of Undertakings. The Optionholder (having taken independent legal advice) acknowledges and agrees that the undertakings contained in Section 9.1 are reasonable and necessary for the protection of the legitimate interests of the Group and that these restrictions do not work harshly on him. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions and/or modifications as may be necessary to make it valid and enforceable. Any breach by the Optionholder of Section 9.1 will entitle such Optionholder’s employer to summarily dismiss him from his employment whereupon such individual shall be treated as a “Leaver” for the purposes of this Agreement.
9.3Reorganisation. In the event that, between the Listing Date and the date on which the ListCo Options are exercised by the Optionholder in accordance with this Agreement, the Company wishes to implement a distribution, reorganization or other step which, in each case, results in a change to its capital structure, such steps shall be implemented or appropriate amendments shall be made to this agreement to ensure that the Optionholder’s rights and economic interest hereunder are effectively maintained, including any corresponding adjustment required to the ListCo Option Strike Price. The parties agree to cooperate in good faith in order to allow for such steps to be implemented.
9.4Tax. Tax arising on vesting of the ListCo Options and on exercise of the ListCo Options in accordance with Section 5 shall be paid by the Optionholder as and when due and the Optionholder agrees to indemnify and keep indemnified the Company for any tax charges that arise in connection with such vesting and/or exercise of the ListCo Options.
9.5No Sale or Transfer. The Optionholder may not sell, transfer, assign, exchange, pledge, encumber or otherwise dispose (directly or indirectly) of any ListCo Options or any portion thereof. Any attempted sale, transfer, assignment, exchange, pledge or other disposition of the ListCo Options (whether direct or indirect) will be void ab initio.

9.6Non-Exclusivity. The terms of this Agreement shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of share options otherwise than in accordance with this Agreement, and such arrangements may be either applicable generally or only in specific cases.
9.7Limitations. Nothing in this Agreement shall be construed to limit in any way the right of the Company or any Group Company to terminate the employment of or the provision of services by any person at any time or be evidence of any agreement or understanding, express or implied, that the Company will pay any person at any particular rate of compensation for any particular period of time.
9.8Acknowledgment. The Optionholder hereby acknowledges that the Optionholder has reviewed this Agreement and understands the Optionholder’s rights and obligations thereunder and hereunder. The Optionholder also acknowledges that the Optionholder has been provided with such information concerning the Company and this Agreement as the Optionholder and the Optionholder’s advisors have requested.
9.9Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement may result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to seek an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.
9.10Notice.
(a)Unless otherwise provided herein, all notices and other communications given or made pursuant hereto (each a “Notice” for the purposes of this Section) shall be given or made in writing signed by or on behalf of the person giving it.
(b)Service of a Notice must be effected by one of the following methods:
(i)by hand to the relevant address set out below and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

(ii)by courier or prepaid registered first-class post to the relevant address below and shall be deemed served at the start of the second Business Day after the date of posting if posted in the same jurisdiction as the recipient; or

(iii)by courier or prepaid international airmail to the relevant address set out below and shall be deemed served at the start of the fourth Business Day after the date of posting if not posted in the same jurisdiction as the recipient; or

(iv)by facsimile transmission to the relevant facsimile number set out below and shall be deemed served on dispatch if dispatched during a Business Day, or at the start of the next Business Day if dispatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also dispatched to the recipient using a method described in 9.10(b)(i) to this 9.10(b)(iv) (inclusive) no later than the end of the next Business Day, and in each case, for the convenience of the Parties, a copy of that notice shall be provided by electronic mail to the e mail addresses specified below, but for the avoidance of doubt, no such distribution by electronic mail shall be a substitute for the valid methods of Notice specified in this Section 9.10. In Section 9.10 “during a Business Day” means any time between 9.30am and 5.30pm on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.
(c)Notices shall be addressed as follows:
If to the Company:

Global Blue Group Holding AG
Route de Crassier 7
1262 Eysins
Switzerland
Attention: Jeremy Henderson-Ross, General Counsel
Email: jhendersonross@globalblue.com

with copies (which shall not constitute notice) to:
c/o Silver Lake Europe LLP
Broadbent House, 65 Grosvenor Street
London, W1K 3LH
Attention: Legal Depart.
Email: LegalStaff-UK@silverlake.com
If to the Optionholder, at the most recent address and e-mail address contained in the Company’s records.
9.11Entire Agreement. This Agreement together with any other documents referred to in it, constitutes the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement. Each party acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it. A party’s only right or remedy in relation to any provision of this Agreement shall be for breach of this Agreement and no party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement). Nothing in this Section 9.11 limits or excludes any liability for fraud.
9.12Other Remedies. Any remedy or right conferred upon a party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.
9.13Successors. This Agreement shall be binding on each party’s assigns, personal representatives and successors in title.
9.14Severability. Each party acknowledges and agrees that if any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if part of it were deleted then such provision shall apply with such deletions and/or modifications as may be necessary to make it enforceable.
9.15Unenforceability. Each party acknowledges, agrees and undertakes that it shall not seek any delay or forbearance or refuse to perform or otherwise observe its obligations under this Agreement on the basis of a challenge by or on behalf of such party to the validity or enforceability of any provision in this Agreement either as a matter of applicable law or otherwise.
9.16Variation. Amendments to this Agreement may be made by the written agreement of all parties hereto save that the Optionholder agrees that consent shall not be required for any amendment to this Agreement which is minor and/or technical in nature and/or is made to enable matters already contemplated in this Agreement to occur.
9.17Counterparts. This Agreement may be executed as two or more counterparts and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement.
9.18Further Assurance. Each of the Parties severally undertakes to take all reasonable steps within their powers as any other party may from time to time reasonably require in order to secure to the other Parties the full benefit of this Agreement.
9.19Waiver. No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given. No delay or omission by any party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy. The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
9.20Third Party Rights. This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms.
9.21Governing Law and Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English Law. Each of the Parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

[signature pages follow]

EXECUTED and DELIVERED by [ ] as attorney for [ ] under a power of attorney dated 10 August 2020

_________________________________
[ ] as attorney for [ ]

in the presence of:
Witness signature:	_________________________
Witness name:	_________________________
Witness address:	_________________________

Witness occupation:	_________________________

Date: ______ August 2020

[Signature Page - Global Blue Employee Share Option Plan]

APPENDIX A – ListCo Option Shares

Name of Optionholder:
Address of Optionholder:
Number of Lot 1 ListCo Option Shares subject to the Lot 1 ListCo Options (50%):
Number of Lot 2 ListCo Option Shares subject to the Lot 2 ListCo Options (50%):
ListCo Option Strike Price:	USD 10.59

APPENDIX B – Exercise Notice
To: Attention: [•]
GLOBAL BLUE GROUP HOLDING AG
[Route de Crassier 7
1262 Eysins
Switzerland]
with copies (which shall not constitute notice) to:
Silver Lake Europe LLP
Broadbent House, 65 Grosvenor Street
London, W1K 3LH
United Kingdom
Attention: Legal Depart.
Date:
Re: Global Blue Employee Share Option Plan dated [•] August 2020
Dear Sirs:
I refer to the Global Blue Employee Share Option Plan dated [•] August 2020 and made between, inter alios, you and me (the “Agreement”) and to the ListCo Options granted by you to me under that Agreement. Capitalised words used but not defined in this notice shall have the meaning given to them in the Agreement.
I hereby give notice that in accordance with the Agreement that I exercise the ListCo Options and agree to comply with my obligations set out in Sections 8.2 and 8.3 of the Agreement.
I hereby grant to the Company, by way of security to secure the performance of my obligations under the Agreement, an irrevocable power of attorney to act on my behalf with respect to considering all matters and entering into all documents required to give effect to the transactions contemplated by this notice and the Agreement.
This notice constitutes the Exercise Notice to exercise the ListCo Options pursuant to the terms of the Agreement.
This notice shall be governed by and construed in accordance with English law.

EXECUTED and DELIVERED by [ ]

____________________________

Manager

in the presence of:
Witness signature:	_________________________
Witness name:	_________________________
Witness address:	_________________________
Witness occupation:	_________________________
[Signature Page - Global Blue Employee Share Option Plan]

Exhibit 4.5

GLOBAL BLUE
GROUP HOLDING AG

MANAGEMENT INCENTIVE PLAN: RSAS

1.GENERAL
1.1The Company has created the Plan for the Employees. The Plan is effective from the Effective Date and gives Employees an opportunity to become shareholders of the Company and thereby to participate in the future long-term success and prosperity of the Company.
1.2These Rules have been approved by the Board and determine the rules for all of the Awards made under the Plan.
1.3The Plan shall be administered by the Board or any other person or persons (including the Nomination and Compensation Committee) acting under delegated authority from the Board from time to time.
2.DEFINITIONS AND INTERPRETATION
2.1In these Rules:
Acceptance Notice means a deed in a form approved by the Board that an Award Holder must sign and return to the Company upon the Vesting of a Tranche, prior to the Company allotting and issuing (or procuring the transfer of) the Shares in such Tranche to the Award Holder.
Appropriate Email Address means:
(a)    in the case of the Company, jhendersonross@globalblue.com;
(b)    in the case of an Award Holder, his or her work email address; or
(c)    if the Award Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.
Award means an award of Shares under an RSA under the Plan.
Award Certificate means a certificate setting out the terms of an Award in accordance with Rule 3.2(a), substantially in the form set out in the Schedule to these Rules, with such amendments as the Board may determine to be appropriate or desirable from time to time in relation to any particular Award.
Award Holder means an Employee (or former Employee) who holds an Award or, where applicable, that Employee’s (or former Employee’s) personal representatives.
Board means the board of directors of the Company from time to time.
Business Day means any day of the year on which national banking institutions in New York, United States of America and Zurich, Switzerland are open to the public for conducting business and are not required or authorized to be closed.

Cessation Date means the date of ceasing to be an Employee (or, if earlier, the date on which notice of termination or of resignation is given), unless the Board determines otherwise.
Change of Control means (i) a person, either alone or acting in concert with one or more other persons, acquiring 50.1% or more of the voting shares of the Company, or (ii) all or substantially all of the business carried on by the Company being sold by way of asset sale to a third party or any existing shareholder.
Clawback Amount has the meaning given to it in Rule 11.1.
Company means Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212.
Dealing Day means a day on which the New York Stock Exchange is open for business.
Effective Date means the date that these Rules are approved and adopted by the Board or the Nomination and Compensation Committee of the Board.
Employee means any individual who is an employee (including an executive or non-executive director) or officer of a Group Company.
Employer Company means the Group Company that is an Award Holder's employer or former employer or the Group Company for which an Award Holder acts as an officer or director, as applicable.
Employment Contract means the employment contract between an Award Holder and his or her Employer Company or the appointment letter of any officer or director (as applicable).
Grant Date means the date on which an Award is granted, as set out in the Award Certificate.
Group means the Company and its direct and indirect Subsidiaries from time to time.
Group Company means any member of the Group.
ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003.
Market Value means, in respect of any day on which Shares are listed on the New York Stock Exchange, the middle-market quotation of a Share, or if that day is not a Dealing Day, on the immediately preceding Dealing Day.
NICs means national insurance contributions.
Nomination and Compensation Committee means the nomination and compensation committee of the Company.

Ordinance has the meaning given to it in Rule 22.1.
PAYE means pay-as-you-earn.
Performance Condition has the meaning given to it in Rule 4.2.
Plan means the management incentive plan constituted and governed by these Rules, as amended from time to time.
Redundancy means the termination of an Employee’s employment on the ground(s) that:
(a)    the Company is closing its business;
(b)    the Company is closing the workplace at which the Employee works; or
(c)    the Company has a diminished requirement for employees to do work of a particular kind, or such other reasonable economic ground primarily related to the organisation and structure of the Company’s business.
Relevant Restriction means a restriction stated in an Award Certificate that applies to Shares issued or transferred pursuant to such Award.
RSA or Restricted Stock Award means a right to acquire for no cost a specified number of Shares under the Plan, subject to the Rules.
Rules means these rules constituting and governing the Plan, as amended from time to time, and Rule means any of them.
Salary means in relation to an Employee at any time the rate of basic annual salary payable to that Employee by his or her Employer Company.
Scheduled Vesting Date means 15 August of each calendar year.
Shares means common shares in the Company.
Subsidiary means a subsidiary as defined in section 1159 of the Companies Act 2006.
Taxable Event means any event or circumstance that gives rise to a liability for the Award Holder to pay income tax and NICs or either of them (or their equivalents in any jurisdiction) in respect of:
(a)    an Award, including its grant, Vesting (including the Vesting of any Tranche), assignment, disposal or surrender for consideration, or the receipt of any benefit in connection with it;
(b)    any Shares (or other securities or assets):

(i)    earmarked (as defined in Part 7A of ITEPA 2003) or held to satisfy the Award;
(ii)    acquired on Vesting of the Award (including any Tranche);
(iii)    acquired as a result of holding the Award (including any Tranche);
(iv)    acquired in consideration of the assignment or surrender of the Award (including any Tranche); or
(v)    disposed of by the Award Holder;
(c)    any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in paragraph (b);
(d)    entering into an election under section 430 or 431 of ITEPA 2003; or
(e)    any amount due under PAYE in respect of securities or assets within paragraph (a) to paragraph (d), including any failure by the Award Holder to make good such an amount within the time limit specified in section 222 of ITEPA 2003.
Tax Liability means the total of any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which the Company or any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event.
Tranche means the proportion of an Award that shall Vest at the end of a period specified under either Rule 4.1 or the Award Certificate following the Grant Date of that Award.
Vest means that the Award Holder is entitled to beneficial ownership of the Shares in a Tranche in accordance with Rule 4 (Vesting), and Vested or Vesting should be read accordingly.
Vesting Date means the date on which Vesting takes place and is determined in accordance with Rule 4.1.
2.2In these Rules, a reference to:
(a)the Rules, or to any other agreement or document referred to in the Rules, is a reference to the Rules or such other agreement or document as varied or novated (in each case, other than in breach of the Rules) from time to time;
(b)“includes” or “including” or words of similar meaning, unless specified otherwise, shall be deemed to be followed by the words “without limitation”;
(c)a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the Effective Date and any subordinate legislation made under the statutory provision (as so modified or re-enacted or both) before the Effective Date; and
(d)the singular shall include the plural and vice versa.
2.3Rule headings shall not affect the interpretation of the Rules.
3.GRANT OF AWARDS
3.1The Board may grant an Award to any Employee it chooses and any such person shall thereafter qualify as an Award Holder under the Plan.
3.2Save as otherwise set out in these Rules or in the Award Certificate:
(a)the Board shall grant each Award by executing an Award Certificate;
(b)no amount shall be paid by the Employee for the grant of any Award;
(c)each Award shall Vest in accordance with Rule 4 (Vesting) and the conditions set out therein; and
(d)each Award shall at all times comply with any remuneration policy of the Award Holder’s Employer Company.
3.3Unless otherwise determined from time to time by the Board, the maximum aggregate number of RSAs under the Plan at any one time shall be 476,670 provided, however, that the Board may issue awards over an additional 500,000 Shares in aggregate under the Plan and the separate management incentive plan governing the grant of options to acquire Shares entered into on or around the date hereof, as it determines.
3.4An Award Holder may not transfer or assign, or create any charge or other security interest over any part of an Award or any right arising under it. However, this Rule 3.4 does not prevent the transmission of an Award to an Award Holder’s personal representatives on the death of the Award Holder.

4.VESTING
4.1Save as otherwise set out in the Award Certificate each Award shall Vest as follows:
(a)the first Tranche (consisting of or pertaining to 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 12 months after the Grant Date;
(b)the second Tranche (consisting of or pertaining to the next 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 24 months after the Grant Date;
(c)the third Tranche (consisting of or pertaining to the next 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 36 months after the Grant Date; and
(d)the fourth Tranche (consisting of or pertaining to the remaining 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 48 months after the Grant Date, subject to the Award Holder satisfying any Performance Conditions necessary for the Vesting of that Tranche.
4.2The Board may (but is not required to) specify, in Annex 1 to the Award Certificate, one or more appropriate Performance Conditions which must be satisfied before each Tranche of an Award can Vest (each, a Performance Condition). The Board may vary or waive any Performance Condition, at its discretion. In the event that the Board applies any Performance Conditions pursuant to this Rule 4.1, fifty percent of each Tranche of the Award shall be subject to Performance Conditions and the remaining fifty percent shall not be subject to Performance Conditions.
4.3As a condition to the Vesting of any Tranche, the Board shall determine whether the Performance Conditions applicable to such Tranche have been satisfied. The Board shall notify the Award Holder as soon as reasonably practicable after the Board determines:
(a)that the applicable Performance Conditions have been satisfied; or
(b)that the Board has chosen to waive or vary the applicable Performance Conditions under Rule 4.2, and, in each case, that the Tranche has Vested.
4.4If the Board determines that a Performance Condition applicable to a Tranche has become incapable of being satisfied, in whole or in part, and the Board has not chosen to waive or vary such Performance Condition, it shall notify the Award Holder accordingly as soon as reasonably practicable and that Tranche shall lapse immediately.

5.SETTLEMENT OF AWARDS
5.1The Company shall allot and issue Shares (or, as appropriate, procure their transfer) to an Award Holder within 7 Business Days (or as soon as reasonably practicable thereafter) following the Vesting of a Tranche, provided that the Award Holder has first signed an Acceptance Notice in respect of such Shares.
5.2Shares allotted and issued in accordance with Rule 5.1 shall rank equally in all respects with the other shares of the same class in issue at the date of allotment, except for any Relevant Restriction or any rights determined by reference to a date before the date of allotment.
5.3Shares transferred in accordance with Rule 5.1 shall be transferred free of any lien, charge or other security interest, other than any Relevant Restriction, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.
5.4If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted in accordance with Rule 5.1 to be listed or admitted to trading on that exchange.
6.LAPSE OF AWARDS
6.1An Award (or a Tranche of an Award) shall lapse:
(a)if the Award Holder becomes bankrupt under Part IX of the Insolvency Act 1986, applies for an interim order under Part VIII of the Insolvency Act 1986, proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act 1986;
(b)pursuant to the provisions of Rule 4.4 (Vesting; Performance Conditions), Rule 8 (Termination of Employment), Rule 9 (Change of Control), Rule 10 (Malus and Clawback) or Rule 11 (Clawback Amount);
(c)upon a breach by an Award Holder of the undertaking given by him or her in his or her Award Certificate in relation to compliance with Rule 15 (Protection of Goodwill); or
(d)upon any other event specified in the relevant Award Certificate or by the Board from time to time.
7.SUSPENSION OF AWARDS
7.1A Tranche of RSAs shall not Vest at any time:
(a)while disciplinary proceedings by any Group Company are underway against the Award Holder; or

(b)while any Group Company is investigating the Award Holder’s conduct and may as a result begin disciplinary proceedings.
7.2Notwithstanding Rule 7.1:
(a)the Company shall not commence any disciplinary proceedings or investigations against an Award Holder solely for the purpose of frustrating the Vesting of any Tranche of an Award; and
(b)a Tranche that does not Vest on its expected Vesting Date due to the application of Rule 7.1 shall Vest if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Vesting Date of that Tranche shall be the date of the Board’s determination.
8.TERMINATION OF EMPLOYMENT
8.1If an Award Holder ceases to be an Employee before one or more Tranches of such Award Holder’s Award have Vested due to any reason other than a Bad Reason, the next Tranche which would otherwise have Vested, shall Vest (in the case of the Award Holder’s death, in the Award Holder’s personal representatives) on a pro-rated basis (calculated with reference to the period between the Grant Date and the Cessation Date), subject to any additional deductions determined by the Board to reflect the degree to which any Performance Conditions relevant to such Tranche had not been met at the Cessation Date. The remainder of such Tranche and any other Tranche which has not yet Vested shall lapse.
8.2If an Award Holder ceases to be an Employee for a Bad Reason, all Tranches of such Award Holder’s Award which have not yet Vested shall lapse with immediate effect on the Cessation Date.
8.3Save as otherwise provided in this Rule 8, if an Award Holder gives or receives notice of termination of employment (whether or not lawfully given or received), no Tranche shall Vest during such notice period.
8.4Bad Reason means:
(a)    the Award Holder is dismissed by the Company with immediate effect for Cause;
(b)    the Award Holder is dismissed by the Company on notice, but in circumstances where the Company is or would have been entitled to dismiss the Award Holder with immediate effect for Cause; or
(c)    the Award Holder resigned.
Cause means any reason for which the Company may, in accordance with the terms of the Award Holder’s Employment Contract, terminate the Award Holder’s employment with immediate effect.

9.CHANGE OF CONTROL
1.1In the event of a Change of Control, the Board may in its absolute discretion decide whether and to what extent each Tranche of an Award that has not Vested shall Vest on an accelerated basis.
9.2The Board shall notify Award Holders of any accelerated Vesting pursuant to Rule 9.1 within a reasonable period.
9.3The Board may decide that the accelerated Vesting pursuant to Rule 9.1 shall be conditional on the Change of Control actually occurring and shall be treated as having not occurred if the Change of Control does not occur.
9.4In the event that there is a Change of Control (with or without the Company being delisted) but the Award Holder’s Awards have not Vested pursuant to Rule 10.1 or the Award Holder’s Award Certificate, and the Award Holder does not receive an offer to sell or tender his or her Shares which are the subject of his or her Awards in connection with such Change of Control: (i) any applicable Performance Conditions attached to those Awards shall be deemed to be satisfied upon such Change of Control, (ii) the Vesting schedule applicable to such Awards shall continue and (iii) upon Vesting, the Company shall settle or repurchase any Vested Awards in cash at the price per Share implied by the Change of Control transaction provided that no Cessation Date has occurred in respect of the Award Holder.
9.5In the event that the Company is delisted without a Change of Control, the Company shall settle or repurchase any Vested Awards in cash at an amount per Share equal to the fair value of a Share, as determined by the Board in good faith having regard to all factors it deems relevant, which may include but not be limited to the most recently prevailing market price for the Shares and the reasons for the delisting. In respect of any Awards which have not Vested prior to delisting: (i) any applicable Performance Conditions attached to those Awards shall be deemed to be satisfied upon delisting, (ii) the Vesting schedule applicable to such Awards shall continue (unless the Vesting of each Tranche of an Award has automatically accelerated pursuant to Rule 10.1 so that each Tranche shall Vest on the date of such delisting) and (iii) cash settlement or repurchase of such Awards shall only be required to take place once such Awards have Vested and provided that no Cessation Date has occurred in respect of the Award Holder.
10.MALUS AND CLAWBACK
10.1Unless otherwise stated in an Award Certificate, Awards granted under the Plan shall be subject to the malus and clawback provisions set forth in this Rule 10 (Malus and Clawback) if the Board, at its discretion, determines that:
(a)an Award Holder has breached Rule 15; or
(b)any of the circumstances set out in Rule 10.2 exist.

The Board must inform the Award Holder that is believes there are potential grounds for making a determination under this Rule 10.1 within six months of becoming aware of the applicable circumstances (and the Board must make its final determination under this Rule 10.1 within three years of becoming aware of the applicable circumstances in Rule 10.2).
10.2The circumstances referred to in Rule 10.1(b) include where:
(a)an Award Holder has acted fraudulently or in a materially dishonest manner (of which a Group Company has reasonable evidence);
(b)is in breach of any material fiduciary duty owed to any Group Company as defined or set out in or pursuant to Swiss law (including, without limitation, a duty of care towards the relevant Group Company, a duty of confidentiality and a duty of loyalty / non-competition) or any restrictive covenant given in favour of any Group Company;
(c)an Award Holder has breached his or her Employment Contract in a manner which gives rise to a legal right to dismiss the Award Holder and the Award Holder has been dismissed as a result; or
(d)there was a material error in determining (i) the size and nature of an Award, (ii) whether an Award should be made, (iii) whether any Performance Condition was satisfied, or (iv) otherwise whether an Award should Vest, in each case due to any Group Company being required to make a restatement of the audited or unaudited financial statements or similar (where fraud or wilful misconduct contributed directly or indirectly to the facts or circumstances requiring such restatement) and such restatement would have impacted the matters set out in (i) to (iv) above.
10.3If the Board makes a positive determination under Rule 10.1, the following malus and clawback provisions shall apply:
(a)if, at the date of such determination, the Tranche has not yet Vested, the Board may determine to cancel the Tranche or reduce it by such number of Shares as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant; or
(b)if, at the date of such determination, Shares have actually been allotted and issued (or transferred) under a Vested Tranche, the Board may determine a Clawback Amount in relation to the Tranche in accordance with Rule 11 (Clawback Amount).

11.CLAWBACK AMOUNT
11.1As contemplated by Rule 10.3(b), the Board may require an Award Holder to repay amounts as a result of the application of Rule 10 (Malus and Clawback) in relation to one or more Tranches (the Clawback Amount). The Clawback Amount shall be such amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant, but, in relation to a Vested Tranche, shall be no more than the greater of:
(a)the Market Value of the Shares measured on the Vesting Date; and
(b)the Market Value of the Shares measured on the date of the determination.
11.2If the Award Holder has paid or is liable to pay any income tax or social security taxes (such as NICs or equivalent in other jurisdictions) in relation to the Shares which cannot be recovered from or repaid by the relevant tax authority (whether directly or indirectly), the Board shall, in respect of any Award Holder who has not engaged in fraud or wilful misconduct, reduce the Clawback Amount to take account of this amount to the extent permitted by law.
11.3The Award Holder shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines the Clawback Amount. If the Award Holder fails to reimburse the Company within 45 days after the determination, the Company may obtain reimbursement from the Award Holder in any (or any combination) of the following ways:
(a)by reducing or cancelling any outstanding Tranches that have not yet Vested;
(b)by reducing or cancelling any cash bonus payable to the Award Holder by any Group Company;
(c)by reducing or cancelling any future or existing award made or option granted to the Award Holder under any other share incentive scheme or bonus scheme operated by any Group Company; or
(d)by making deductions from the Award Holder's Salary up to an amount that is equal to the Clawback Amount.
1.4For the avoidance of doubt, the Board is not obliged to determine a Clawback Amount in relation to any particular Tranche of an Award, even if the Board does determine a Clawback Amount in relation to another Tranche of an Award to the same or another Award Holder.

12.TAX LIABILITIES
12.1Each Award Holder shall indemnify the Company and the Employer Company in respect of any Tax Liability.
12.2The Award Certificate shall include the Award Holder's irrevocable agreement to:
(a)pay the Tax Liability to the Company and/or the Employer Company (as applicable); or
(b)enter into arrangements to the satisfaction of the Company and/or Employer Company (as applicable) to pay the Tax Liability.
12.3If an Award Holder does not pay the Tax Liability within seven days of any Taxable Event, the Company or the Employer Company (as applicable) may:
(a)if the relevant Taxable Event is the Vesting of a Tranche, and the Shares concerned are readily saleable at the time, retain and sell such number of Shares on behalf of the Award Holder as is necessary to meet the Tax Liability and any costs of sale; or
(b)deduct the amount of the Tax Liability from any payments of remuneration made to the Award Holder on or after the date on which the Tax Liability arose (except that, in the case of employer NICs or other applicable social security contributions, the Company or the Employer Company (as applicable) may only withhold such amount as is permitted by law).
The Award Holder's obligations under Rule 12.1 shall not be affected by any failure of the Company or the Employer Company (as applicable) to exercise its rights under this Rule 12.3.
12.4It is a condition of the Vesting of any Tranche that the Award Holder enters into a joint election, under section 431(1) or 431(2) of ITEPA 2003, in respect of the Shares to be acquired on the Vesting of the Tranche if required to do so by the Company or Employer Company, on or before the Vesting of the Tranche, as applicable.
12.5The Award Certificate shall include a power of attorney appointing the Company as the Award Holder's agent and attorney for the purposes of Rule 12.3 and Rule 12.4.
13.RELATIONSHIP WITH EMPLOYMENT CONTRACT
13.1The rights and obligations of any Award Holder under the terms of an office or employment with any Group Company or former Group Company shall not be affected by being an Award Holder.
13.2The value of any benefit realised under the Plan by Award Holders shall not be taken into account in determining any pension or similar entitlements.

13.3Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:
(a)termination of office or employment with; or
(b)notice to terminate office or employment given by or to,
any Group Company or any former Group Company. This exclusion of liability shall apply however the termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.
13.4Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:
(a)any company ceasing to be a Group Company; or
(b)the transfer of any business from a Group Company to any person that is not a Group Company.
This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.
13.5An Employee shall not have any right to receive Awards solely by virtue of his or her status as an Employee.
14.SHAREHOLDER RIGHTS
14.1An Award Holder shall have no shareholder rights (including voting, dividend or other shareholder rights) with respect to any Shares that are the subject of an Award unless such Shares have Vested, and such Shares have been validly issued or transferred to the Award Holder, subject to the terms of the Plan.
15.PROTECTION OF GOODWILL
15.1Each Award Holder shall undertake to comply with the provisions of this Rule 15 in his or her Award Certificate.
15.2Except as otherwise agreed between the Company and each Award Holder, each Award Holder shall:
(a)for so long as he is an Employee of the Company or any other Group Company, during normal business hours and such other hours as may be reasonably required, devote his full time and attention to the business of the Group and use all reasonable endeavours to develop the business and interests of the Group and use all reasonable endeavours to procure that such business is developed and expanded through the Group and shall not, without the approval of the Board, be concerned with, engaged or interested in, any other business whether or not in competition with any business carried on by the Group;
(b)not, directly or indirectly, at any time prior to, nor during the period of 24 calendar months from the Relevant Date:
(i)solicit or entice away, or endeavour to solicit or entice away, or cause to be solicited or enticed away from the Company or any other Group Company; or
(ii)employ or engage, or endeavour to employ or engage or causing to be employed or engaged, any person who was at the Relevant Date, or who at any time during the period of 12 calendar months prior to the Relevant Date had been, an employee of or consultant to the Company or any other Group Company (and with whom the Award Holder had dealings (other than in a de minimis way) during such 12 calendar month period) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this Rule 15 shall not apply to any employee or consultant engaged in a non-managerial or purely administrative role;
(c)not, directly or indirectly, in any jurisdiction where the group has material revenues from time to time (to the extent he has been involved, other than in a de minimis way, with the activities of the Group in such geographies) at any time during the period of 24 calendar months from the Relevant Date:
(i)engage in; or
(ii)be concerned or interested in,
any business carried on in competition or will or is likely to compete with the business or any other activities of the Company or any other Group Company with which he was associated at any time during the period of 12 calendar months prior to the Relevant Date; and
(d)not, directly or indirectly, at any time during the period of 24 calendar months from the Relevant Date:
(i)solicit the custom of or seek to do business with or deal with any customer or supplier to the Company or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date so as to compete with or harm the goodwill of the Company or any other Group Company during such period or in any other way interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Group Company from such a supplier;
(ii)interfere (or endeavour to interfere) with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any customer or supplier or the relations between the Company and/or any Group Company and any such customer or supplier; or
(iii)be employed by or provide consultancy services to any major customer of the Company and/or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date.
15.3Nothing contained in this Rule 15 shall prevent any Award Holder from being the holder or beneficial owner, by way of bona fide personal investment, of any class of shares in any company if such class of shares is listed, or dealt in, on a recognised investment exchange provided that he (together with his spouse and his lineal descendants by blood or adoption) neither holds nor is beneficially interested in more than a total of 5% of any single class of the shares in that company and is in compliance with this Rule 15.
15.4Each Award Holder shall agree, by way of execution of his or her Award Certificate, that:
(a)if at any time during the time he or she is employed by or engaged as a consultant to or director of the Group, two or more Award Holders or any three or more employees or consultants of the Group (such three including, for the avoidance of doubt, any Award Holder(s)) shall have left the employment of the Group or ceased to provide services to the Group in order to work for or provide services to a competitor of the Group or otherwise, the Award Holder will not, at any time when the Award Holder holds any Shares, be employed or engaged in any way with such persons;
(b)he or she will not, directly or indirectly, make or publish or otherwise communicate any disparaging or derogatory statement in writing or otherwise which is intended to or which might be expected to damage or lower the reputation of the Group or its direct or indirect shareholders, any customer/supplier, any agent/representative, any investor/finance provider or any director, officer or employee of any such entity; and
(c)any breach by an Award Holder of this Rule 15 will entitle such Award Holder’s employer to summarily dismiss him from his employment.

15.5Each of the undertakings contained in this Rule 15 shall be a separate undertaking given by each Award Holder (upon execution of his or her Award Certificate) in relation to himself or herself and his or her interests and shall be enforceable by the Company and/or any other Group Company separately and independently of their rights to enforce any one or more of the other covenants contained in this Rule 15. Each Award Holder (having taken independent legal advice) shall acknowledge and agree in his or her Award Certificate that the undertakings contained in this Rule 15 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on him or her. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions and/or modifications as may be necessary to make it valid and enforceable.
15.6For the purposes of this Rule 15 only:
(a)the “Relevant Date” shall mean the date on which the Award Holder ceases to be employed by any Group Company or if earlier, the date of exercise of any Group Company’s right under the relevant Award Holder’s Service Agreement to put that Award Holder on garden leave or the date on which any Group Company (as applicable) gave such Award Holder notice of termination or the date on which the Award Holder gave notice of termination to any Group Company; and
(b)“directly or indirectly” shall mean the Award Holder acting either alone or jointly with or on behalf of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.
16.NOTICES
16.1Any notice or other communication given under or in connection with the Plan shall be in writing and shall be sent by email to the Appropriate Email Address.
16.2Any notice or other communication given under this Rule 16 (Notices) shall be deemed to have been received at 9.00 am on the next Business Day after sending.
16.3This Rule 16 (Notices) does not apply to the service of any proceedings or other documents in any legal action, arbitration or other method of dispute resolution.
17.ADMINISTRATION AND AMENDMENT
17.1The Board may amend the Rules from time to time in its absolute discretion:
(a)to make any amendment to the Plan and/or the terms of any Award which is minor and/or technical in nature and/or is made to enable matters already contemplated in the Plan and/or any Award to occur;
(b)in such manner and to such extent as the Board determines is appropriate to ensure that the Rules, the Plan and any Awards granted under the Plan from time to time comply with applicable local law(s); or
(c)to make any other amendments as it sees fit, provided that it may not make any amendment under this Rule 16.1(c) that (i) applies to Awards granted before the amendment was made or (ii) materially adversely affects the interests of Award Holders, without the prior written consent of the affected Award Holders.
17.2The Board shall determine any question of interpretation and settle any dispute arising under the Rules or the Plan, including determining whether anything is material. In these matters, the Board’s decision shall be final.
17.3In making any decision or determination, or exercising any discretion under the Rules, the Board shall act fairly and reasonably and in good faith.
17.4The Company shall not be obliged to provide Award Holders with copies of any materials sent to the holders of Shares.
18.THIRD PARTY RIGHTS
18.1A person who is not a party to an Award shall not have any rights under or in connection with such Award as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under these Rules for any Group Company that is not a party to the Award.
18.2The rights of the parties to an Award to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Award as a result of the Contracts (Rights of Third Parties) Act 1999.
19.DATA PROTECTION
19.1For the purpose of operating the Plan, the Company will collect and process information relating to Award Holders in accordance with such privacy notice that complies with local law and as notified to Award Holders from time to time.
20.GOVERNING LAW
20.1These Rules and any dispute or claim arising out of or in connection with them or their subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.
21.DISPUTE RESOLUTION
21.1Any dispute, controversy or claim arising out of or relating to the Plan or these Rules, including any question regarding its conclusion, existence, validity, invalidity, breach, amendment or termination (each, a Dispute), shall be finally resolved by arbitration under Rules of Arbitration of the International Chamber of Commerce (the ICC) in force at the time of such submission (the Arbitration Rules). The Arbitration Rules are deemed to be incorporated by reference into these Rules except: (i) that any provision of such Arbitration Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may otherwise be agreed by the parties.
21.2The number of arbitrators shall be three. The claimant(s) shall nominate one arbitrator in the Request for Arbitration. The respondent(s) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree within a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the ICC shall select the third arbitrator (or any arbitrator that the claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing).
21.3The seat of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.
21.4The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.
21.5The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the existence of the arbitration, the arbitral proceedings, the submissions or the decisions made by the arbitral tribunal, including its awards to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (i) required by law and applicable internal reporting requirements; or (ii) necessary to recognise, confirm or enforce the final award in the arbitration.
22.SWISS ORDINANCE AND US REGISTRATION REQUIREMENTS
15.1Notwithstanding anything else contained herein, to the extent that there is any conflict between the Swiss Ordinance against Excessive Compensation in Public Companies and any successor legislation thereof (the Ordinance) and:
(a)the provisions of the Rules;
(b)the operation of the Plan (including, but not limited to, the exercise by the Board of any discretion granted to it under the provisions of the Rules); or
(c)the terms of any Award,
then the Ordinance shall prevail, and:
(d)if such conflict is with the provisions of the Rules, the provisions of the Rules shall be amended;

(e)if such conflict is with the operation of the Plan, the Board shall modify the operation of the Plan (including the exercise of any discretion granted to it under the provisions of the Rules); or
(f)if such conflict is with the terms of any Award, the Board shall amend the terms of such Award, in each case in such manner and to such extent as the Board determines, in its discretion, is appropriate to ensure compliance with the Ordinance (provided that, if the Board does not make any amendments or modifications, such amendments or modifications shall automatically be made to the minimum extent necessary to ensure compliance with the Ordinance).
22.2    The Awards, together with the underlying securities have not been registered under the U.S. Securities Act of 1933, as amended (the “US Securities Act”), or the securities laws of any other jurisdiction. Such Awards and securities may not be offered or sold in the United States or to United States persons unless registered under the US Securities Act or an exemption from such registration is available.

SCHEDULE
FORM OF AWARD CERTIFICATE
This deed is dated ________________ 2020 (the Grant Date)
PARTIES
This deed is made by Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212 (the Company) and [INSERT NAME OF EMPLOYEE] of [INSERT RESIDENTIAL ADDRESS OF EMPLOYEE] (the Award Holder).
BACKGROUND
A.The Company has adopted the Global Blue Group Holding AG Management Incentive Plan (the Plan).
B.The Company wishes to grant an RSA under the Plan (the Award) to the Award Holder, on the terms specified in this deed (the Award Certificate). Terms in this Award Certificate such as you and your refer to and address the Award Holder.
C.The Award Holder is an Employee of [the Company][/[INSERT NAME OF GROUP COMPANY] (the Employer Company)].
AGREED TERMS
1.INTERPRETATION
22.1The rules of the Plan (the Rules) are incorporated by reference into this Award Certificate. A term defined in the Rules shall have the same meaning in this Award Certificate, unless a contrary indication appears.
22.2A copy of the Rules has been provided to you and further copies may be obtained on request from the Company.
2.GRANT OF AWARD
2.1The Company hereby grants you an RSA in relation to [insert number] Shares in the Company (the Award Shares).
3.VESTING OF AWARD
3.1Each Tranche of this Award shall Vest on the relevant Vesting Date in accordance with the provisions of Rule 4 (Vesting), except where otherwise determined under Rule 8 (Termination of Employment) or Rule 9 (Change of Control).
3.2
3.3Your attention is drawn in particular to Rule 6 (Lapse of Awards) and Rule 7 (Suspension of Awards).

3.4You may not transfer this Award or make this Award subject to a charge or any other security interest. For example, you cannot use this Award as security for a loan. This Award will lapse if you attempt to do so.
4.PERFORMANCE CONDITIONS
4.1Fifty percent of each Tranche of the Award shall be subject to Performance Conditions and the remaining fifty percent shall not be subject to Performance Conditions.
4.2The Performance Conditions that must be satisfied before each Tranche of the Award can Vest are set out in Annex 1 to this Award Certificate.
4.3Save as set out in Rule 8 (Termination of Employment) or Rule 9 (Change of Control), in each case as amended by this Award Certificate, a Tranche shall only Vest if the Performance Conditions relevant to that Tranche are satisfied or waived by the Board.
5.TAX AND NATIONAL INSURANCE CONTRIBUTIONS (NICS)
4.1By accepting this Award, you irrevocably agree to:
(a)pay to the Company or your Employer Company (as applicable) the amount of any Tax Liability; or
(b)enter into arrangements to the satisfaction of the Company or your Employer Company (as applicable) to pay any Tax Liability.
4.2By accepting this Award, you irrevocably agree to enter into a joint election in respect of each Tranche of the Award Shares under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company or your Employer Company (as applicable), on or before the Vesting Date of each such Tranche.
4.3By accepting this Award, you irrevocably agree to appoint the Company as your agent and attorney for the purposes of Rules 12.3 and 12.4 (Tax Liabilities) of the Plan, to, on your behalf, execute documents, use your name and do all things which are necessary or desirable to satisfy any Tax Liability including:
(a)if the relevant Taxable Event is the Vesting of a Tranche, and the Shares are readily saleable at the time, retaining and selling such number of Shares on your behalf as is necessary to meet the Tax Liability and any costs of sale; or
(b)deducting the amount of any Tax Liability from any payments of remuneration made to you on or after the date on which the Tax Liability arose except that, in the case of employer NICs or other social security contributions (if applicable), the Company or Employer Company may (as applicable) only withhold such amount as is permitted by law.

4.4A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by Clause 5.3 shall be conclusive evidence that such is the case so far as any third party is concerned.
6.ACCEPTANCE NOTICE
6.1The Company will not allot and issue (or procure the transfer of) the Shares under a Vested Tranche unless and until you fill in and sign an Acceptance Notice and submit it to the Company.
6.2The Acceptance Notice form can be obtained from the Company.
7.RESTRICTIONS ON SHARES
7.1The Award Shares may be subject to the malus and clawback provisions under Rule 10 (Malus and Clawback) and Rule 11 (Clawback Amount).
7.2There are no Relevant Restrictions on the Award Shares.
8.PROTECTION OF GOODWILL
5.1You hereby undertake to the Company (for itself and as trustee for each other Group Company) to comply with the provisions of Rule 15 (Protection of Goodwill) in their entirety.
8.2In particular, you acknowledge and agree (having taken independent legal advice) that the undertakings contained in Rule 15 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on you.
9.SETTLEMENT AND SUSPENSION OF AWARDS
9.1Rule 5.1 shall be deleted in its entirety and replaced with the following:
“The Company shall allot and issue Shares (or, as appropriate, procure their transfer) to an Award Holder within 5 Business Days (or as soon as reasonably practicable thereafter but, if the Award Holder is subject to US federal income taxation with respect to the Vesting of a Tranche, in no event later than March 15 of the year following the year in which the Vesting of such Tranche occurred) following the Vesting of a Tranche, provided that the Award Holder has first signed an Acceptance Notice in respect of such Shares (which Acceptance Notice, if the Award Holder is subject to US federal income taxation with respect to the Vesting of a Tranche, the Award Holder must have signed and delivered to the Company within 5 Business Days of the Vesting of a Tranche or such shorter period of time as is necessary to ensure that the Shares issuable or transferable, as the case may be, to such Award Holder with respect to such Vesting of a Tranche are issued or delivered prior to the Award Holder prior to December 31 of the year in which such the Vesting of a Tranche occurred and if such Acceptance Notice is not so signed and delivered within the applicable time period, the Shares otherwise deliverable or transferable shall instead be forfeited).”

9.2Rule 7.2(b) shall be deleted in its entirety and replaced with the following:
“a Tranche that does not Vest on its expected Vesting Date due to the application of Rule 7.1 shall Vest if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Vesting Date of that Tranche shall be the date of the Board’s determination. If the Award Holder is is subject to US federal income taxation with respect to the Vesting of a Tranche and the proceedings or investigation continues beyond the end of the year in which the Vesting of a Tranche would otherwise have occurred, then such Tranche shall be forfeited at the end of such calendar year and shall not be capable of vesting unless the Company determines that such vesting would not violate Section 409A of the United States Internal Revenue Code.“]1
10.GENERAL TERMS
10.1Upon receipt of any Award Shares, you are responsible for all proper tax declarations and payment of applicable taxes (including, without limitation, income tax, wage tax and capital gains tax) and social security contributions payable in connection with your receipt of the Award Shares.
10.2You hereby acknowledge that the information contained in this Award Certificate is for administration purposes only. Any information concerning you shall be transmitted solely to those individuals or legal entities expressly authorised to have knowledge of it and to process it in connection with the administration of the Plan. Moreover, you acknowledge that the Company and/or the Employer Company is entitled to transmit such information abroad if this is necessary in connection with the administration of the Plan. You may request to have access to and, if necessary, correct any personal data. You acknowledge that your provision of the information in this Award Certificate is necessary to enable you to participate in the Plan.
10.3Nothing in this Award Certificate or in the Rules shall confer upon you any right to continue in service for any period of specific duration with the Group, or interfere with or otherwise restrict in any way your rights or the rights of the Company/the Employer Company (as applicable) to terminate your employment pursuant to your Employment Contract, which rights are hereby expressly reserved by each.
10.4The grant of the Award is approved by the Board and shall not be held or construed to confer upon you any right to the continued grant of Awards under the Plan. The grant of the Award and any previous or subsequent Awards under the Plan shall constitute a voluntary contribution, even where repeatedly made. In this regard, the Company expressly reserves the right to discontinue such grant of Awards at any time without notice.
1 Note: To be inserted in the Award Certificate for US taxpayers

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a deed by Global Blue Group Holding AG	…………………………………………..
[INSERT NAME OF EMPLOYEE]	…………………………………………..
Witness signature: ……………………………………… Witness name: ……………………………………… Witness address: ……………………………………… ……………………………………… ………………………………………

ANNEX 1

PERFORMANCE CONDITIONS
Definitions:
•“Adjusted Net Income (Group Share)” means an amount equal to:
•The profit or loss attributable to the shareholders of the Company (with the bottom line being calculated in accordance with IFRS P&L); plus
•Amortization of intangible assets acquired through business combination (as shown in Note 9 of the IFRS GB Group AG Consolidated Financial Statement 1 April 2018 – 31 March 2020 as set out in the most recent effective F4 published by the Company plus
•Exceptionals (as shown in Note 10 of the IFRS GB Group AG Consolidated Financial Statement 1 April 2018 – 31 March 2020 as set out in the most recent effective F4 published by the Company); plus
•The tax-effect of the two above and exceptional income tax expense (as shown in Note 12 of the IFRS GB Group AG Consolidated Financial Statement 1 April 2018 – 31 March 2020 as set out in the most recent effective F4 published by the Company).
•“Average Market Value” means the VWAP (as defined in the Merger Agreement entered into by the Company on 16 January 2020 (as amended from time to time)) over the 20-trading day period ending on the date in question.
•“Performance Period” means the twelve month period ending on the last day of the last financial quarter ending prior to the relevant Vesting Date and for which the Company has closed its financial books.
•“Reference Period” means the twelve month period ending on 30 September 2020 for the initial grants.
•“TSR” means the compound annual total stockholder return of the Company, as measured by the change in the price of a Share over the Performance Period (positive or negative), calculated based on the Average Market Value on the first day of the Performance Period as the beginning share price, and the Average Market Value on the last day of the Performance Period as the ending share price, and assuming dividends (if any) are reinvested based on the closing price of the Shares on the day on which such dividend is actually paid.

Total Shareholder Return (which shall, in aggregate, accounts for 50% of the total applicable performance conditions):

1.Absolute Total Shareholder Return (25% pts weight)
a.0% vesting at 5% TSR
b.100% vesting at 15% TSR
c.Linear interpolation in between

2.Relative Total Shareholder Return (25% pts weight)
a.The benchmark shall be the MSCI ACWI index (“MSCI ACWI”)
b.0% vesting at 0% pts TSR as compared to MSCI ACWI
c.100% vesting at 10% pts TSR outperformance as compared to MSCI ACWI
d.Linear interpolation in between 2(b) and 2(c)

Adjusted Net Income Compound Annual Growth Rate (“CAGR”) (which shall, in aggregate, accounts for 50% of the total applicable Performance Conditions):

1.Earnings Per Share
a.0% vesting at 0% CAGR versus the Reference Period
b.100% vesting at 10% CAGR versus the Reference Period
c.Linear interpolation in between

Exhibit 4.6

GLOBAL BLUE
GROUP HOLDING AG

MANAGEMENT INCENTIVE PLAN: OPTIONS

Global Blue Group Holding AG Management Incentive Plan: Options

1.GENERAL
1.1The Company has created the Plan for the Employees. The Plan is effective from the Effective Date and gives Employees an opportunity to become shareholders of the Company and thereby to participate in the future long-term success and prosperity of the Company.
1.2These Rules have been approved by the Board and determine the rules for all of the Awards made under the Plan.
1.3The Plan shall be administered by the Board or any other person or persons (including the Nomination and Compensation Committee) acting under delegated authority from the Board from time to time.
2.DEFINITIONS AND INTERPRETATION
2.1In these Rules:
Appropriate Email Address means:
(a)    in the case of the Company, jhendersonross@globalblue.com;
(b)    in the case of an Award Holder, his or her work email address; or
(c)    if the Award Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.
Award means an award of Options under the Plan.
Award Certificate means a certificate setting out the terms of an Award in accordance with Rule 3.2(a), substantially in the form set out in the Schedule to these Rules, with such amendments as the Board may determine to be appropriate or desirable from time to time in relation to any particular Award.
Award Holder means an Employee (or former Employee) who holds an Award or, where applicable, that Employee’s (or former Employee’s) personal representatives.
Board means the board of directors of the Company from time to time.
Business Day means any day of the year on which national banking institutions in New York, United States of America and Zurich, Switzerland are open to the public for conducting business and are not required or authorized to be closed.
Cessation Date means the date of ceasing to be an Employee (or, if earlier, the date on which notice of termination or of resignation is given), unless the Board determines otherwise.

Global Blue Group Holding AG Management Incentive Plan: Options

Change of Control means (i) a person, either alone or acting in concert with one or more other persons, acquiring 50.1% or more of the voting shares of the Company, or (ii) all or substantially all of the business carried on by the Company being sold by way of asset sale to a third party or any existing shareholder.
Clawback Amount has the meaning given to it in Rule 12.1.
Company means Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212.
Dealing Day means a day on which the New York Stock Exchange is open for business.
Effective Date means the date that these Rules are approved and adopted by the Board or Nomination and Compensation Committee of the Board.
Employee means any individual who is an employee (including an executive or non-executive director) or officer of a Group Company.
Employer Company means the Group Company that is an Award Holder's employer or former employer or the Group Company for which an Award Holder acts as an officer or director, as applicable.
Employment Contract means the employment contract between an Award Holder and his or her Employer Company or the appointment letter of any officer or director (as applicable).
Exercise Notice means a document in a form approved by the Board that an Award Holder must sign and return to the Company in order to exercise the Options in any Vested Tranche.
Exercise Price means the price at which each Share subject to an Option may be acquired on the exercise of that Option.
Grant Date means the date on which an Award is granted, as set out in the Award Certificate.
Group means the Company and its direct and indirect Subsidiaries from time to time.
Group Company means any member of the Group.
ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003.
Market Value means, in respect of any day on which Shares are listed on the New York Stock Exchange, the middle-market quotation of a Share, or if that day is not a Dealing Day, on the immediately preceding Dealing Day.
NICs means national insurance contributions.

Global Blue Group Holding AG Management Incentive Plan: Options

Nomination and Compensation Committee means the nomination and compensation committee of the Company.
Option means an option to acquire a Share under the Plan for payment of a specified Exercise Price, subject to the Rules, and Options should be read accordingly.
Ordinance has the meaning given to it in Rule 23.1.
PAYE means pay-as-you-earn.
Performance Condition has the meaning given to it in Rule 4.2.
Plan means the management incentive plan constituted and governed by these Rules, as amended from time to time.
Redundancy means the termination of an Employee’s employment on the ground(s) that:
(a)    the Company is closing its business;
(b)    the Company is closing the workplace at which the Employee works; or
(c)    the Company has a diminished requirement for employees to do work of a particular kind, or such other reasonable economic ground primarily related to the organisation and structure of the Company’s business.
Relevant Restriction means a restriction stated in an Award Certificate that applies to Shares issued or transferred pursuant to such Award.
Rules means these rules constituting and governing the Plan, as amended from time to time, and Rule means any of them.
Salary means in relation to an Employee at any time the rate of basic annual salary payable to that Employee by his or her Employer Company.
Scheduled Vesting Date means 15 August of each calendar year.
Shares means common shares in the Company.
Subsidiary means a subsidiary as defined in section 1159 of the Companies Act 2006.
Taxable Event means any event or circumstance that gives rise to a liability for the Award Holder to pay income tax and NICs or either of them (or their equivalents in any jurisdiction) in respect of:
(a)    an Award, including its grant, Vesting (including the Vesting of any Tranche), exercise, assignment, disposal or surrender for consideration, or the receipt of any benefit in connection with it;

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(b)    any Shares (or other securities or assets):
(i)    earmarked (as defined in Part 7A of ITEPA 2003) or held to satisfy the Award;
(ii)    acquired on Vesting or exercise of the Award (including any Tranche);
(iii)    acquired as a result of holding the Award (including any Tranche);
(iv)    acquired in consideration of the assignment or surrender of the Award (including any Tranche); or
(v)    disposed of by the Award Holder;
(c)    any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in paragraph (b);
(d)    entering into an election under section 430 or 431 of ITEPA 2003; or
(e)    any amount due under PAYE in respect of securities or assets within paragraph (a) to paragraph (d), including any failure by the Award Holder to make good such an amount within the time limit specified in section 222 of ITEPA 2003.
Tax Liability means the total of any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which the Company or any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event.
Tranche means the proportion of an Award that shall Vest at the end of a period specified under either Rule 4.1 or the Award Certificate following the Grant Date of that Award.
Vest means that the Options in a Tranche become exercisable in accordance with Rule 4 (Vesting), and Vested or Vesting should be read accordingly.
Vesting Date means the date on which Vesting takes place and is determined in accordance with Rule 4.1.
2.2In these Rules, a reference to:
(a)the Rules, or to any other agreement or document referred to in the Rules, is a reference to the Rules or such other agreement or

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document as varied or novated (in each case, other than in breach of the Rules) from time to time;
(b)“includes” or “including” or words of similar meaning, unless specified otherwise, shall be deemed to be followed by the words “without limitation”;
(c)a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the Effective Date and any subordinate legislation made under the statutory provision (as so modified or re-enacted or both) before the Effective Date; and
(d)the singular shall include the plural and vice versa.
2.3Rule headings shall not affect the interpretation of the Rules.
3.GRANT OF AWARDS
3.1The Board may grant an Award to any Employee it chooses and any such person shall thereafter qualify as an Award Holder under the Plan.
3.2Save as otherwise set out in these Rules or in the Award Certificate:
(a)the Board shall grant each Award by executing an Award Certificate;
(b)no amount shall be paid by the Employee for the grant of any Award;
(c)each Award shall Vest in accordance with Rule 4 (Vesting) and the conditions set out therein; and
(d)each Award shall at all times comply with any remuneration policy of the Award Holder’s Employer Company.
3.3Unless otherwise determined from time to time by the Board, the maximum aggregate number of Options under the Plan at any one time shall be 8,000,000 provided, however, that the Board may issue awards over an additional 500,000 Shares in aggregate under the Plan and the separate management incentive plan governing the grant of restricted stock awards entered into on or around the date hereof, as it determines.
3.4An Award Holder may not transfer or assign, or create any charge or other security interest over any part of an Award or any right arising under it. However, this Rule 3.4 does not prevent the transmission of an Award to an Award Holder’s personal representatives on the death of the Award Holder.

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4.VESTING
4.1Save as otherwise set out in the Award Certificate each Award shall Vest as follows:
(a)the first Tranche (consisting of or pertaining to 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 12 months after the Grant Date;
(b)the second Tranche (consisting of or pertaining to the next 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 24 months after the Grant Date;
(c)the third Tranche (consisting of or pertaining to the next 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 36 months after the Grant Date; and
(d)the fourth Tranche (consisting of or pertaining to the remaining 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 48 months after the Grant Date, subject to the Award Holder satisfying any Performance Conditions necessary for the Vesting of that Tranche.
4.2The Board may (but is not required to) specify, in Annex 1 to the Award Certificate, one or more appropriate Performance Conditions which must be satisfied before each Tranche of an Award can Vest (each, a Performance Condition). The Board may vary or waive any Performance Condition, at its discretion.
4.3As a condition to the Vesting of any Tranche, the Board shall determine whether the Performance Conditions applicable to such Tranche have been satisfied. The Board shall notify the Award Holder as soon as reasonably practicable after the Board determines:
(a)that the applicable Performance Conditions have been satisfied; or
(b)that the Board has chosen to waive or vary the applicable Performance Conditions under Rule 4.2, and, in each case, that the Tranche has Vested.
4.4If the Board determines that a Performance Condition applicable to a Tranche has become incapable of being satisfied, in whole or in part, and the Board has not chosen to waive or vary such Performance Condition, it shall notify the Award Holder accordingly as soon as reasonably practicable and that Tranche shall lapse immediately.

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5.EXERCISE OF OPTIONS
5.1The exercise of Options by an Award Holder shall be conditional on:
(a)the Tranche comprising such Options having Vested; and
(b)such exercise being permissible under all applicable U.S. federal or state securities laws and any rules or regulations thereunder and all other laws, rules or regulations with the force of law, and other rules, codes or sets of guidelines (such as a personal or insider trading codes or policies adopted by the Company), and in no circumstances being in breach of any of the foregoing.
5.2The Award Holder shall exercise Options by giving an Exercise Notice to the Company. The Exercise Notice shall:
(a)set out the number of Shares in a Vested Tranche over which the Award Holder wishes to exercise the Options (provided that, if that number exceeds the number over which the Options may be validly exercised at the time, the Company shall treat the Options as exercised only in respect of that lesser number);
(b)be accompanied by an amount equal to (i) the Exercise Price multiplied by the number of Shares specified in the notice, and (ii) any payment required under Rule 13 (Tax Liabilities), unless the Award Holder has entered into binding alternative arrangements to secure the payment of such amounts which are satisfactory to the Board; and
(c)contain or be accompanied by any documents relating to arrangements or agreements required under Rule 11 (Malus and Clawback) and Rule 13 (Tax Liabilities).
5.3Any Exercise Notice shall be invalid:
(a)if it is inconsistent with the Award Holder’s rights under these Rules and the applicable Award Certificate; or
(b)if any of the requirements of Rule 5.2 are not met (including if any payment referred to in Rule 5.2(b) is made by a cheque that is not honoured on first presentation or that fails in any other manner to transfer the expected value to the Company).
The Company may permit the Award Holder to correct any defect referred to in this Rule 5.3 (but shall not be obliged to do so). The date of any corrected Exercise Notice shall be the date of the correction rather than the original notice date for all other purposes of the Rules.

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6.SETTLEMENT OF AWARDS
6.1The Company shall allot and issue Shares (or, as appropriate, procure their transfer) to an Award Holder within 7 Business Days (or as soon as reasonably practicable thereafter) following the valid exercise of the Options in a Vested Tranche.
6.2Shares allotted and issued in accordance with Rule 6.1 shall rank equally in all respects with the other shares of the same class in issue at the date of allotment, except for any Relevant Restriction or any rights determined by reference to a date before the date of allotment.
6.3Shares transferred in accordance with Rule 6.1 shall be transferred free of any lien, charge or other security interest, other than any Relevant Restriction, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.
6.4If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted in accordance with Rule 6.1 to be listed or admitted to trading on that exchange.
7.LAPSE OF AWARDS
7.1An Award (or a Tranche of an Award) shall lapse:
(a)on the date falling six years after the Grant Date of the Award;
(b)if the Award Holder becomes bankrupt under Part IX of the Insolvency Act 1986, applies for an interim order under Part VIII of the Insolvency Act 1986, proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act 1986;
(c)pursuant to the provisions of Rule 4.4 (Vesting; Performance Conditions), Rule 9 (Termination of Employment), Rule 10 (Change of Control), Rule 11 (Malus and Clawback) or Rule 12 (Clawback Amount);
(d)upon a breach by an Award Holder of the undertaking given by him or her in his or her Award Certificate in relation to compliance with Rule 16 (Protection of Goodwill); or
(e)upon any other event specified in the relevant Award Certificate or by the Board from time to time.
8.SUSPENSION OF AWARDS
8.1A Tranche of Options shall not Vest, and an Award Holder may not exercise the Options in any Tranche that has Vested, at any time:

Global Blue Group Holding AG Management Incentive Plan: Options

(a)while disciplinary proceedings by any Group Company are underway against the Award Holder; or
(b)while any Group Company is investigating the Award Holder’s conduct and may as a result begin disciplinary proceedings.
8.2Notwithstanding Rule 8.1:
(a)the Company shall not commence any disciplinary proceedings or investigations against an Award Holder solely for the purpose of frustrating the Vesting of any Tranche of an Award or the exercise of any Options thereunder; and
(b)a Tranche that does not Vest on its expected Vesting Date or is not exercisable due to the application of Rule 8.1 shall Vest or become exercisable if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Vesting Date of that Tranche shall be the date of the Board’s determination.
9.TERMINATION OF EMPLOYMENT
9.1If an Award Holder ceases to be an Employee before one or more Tranches of such Award Holder’s Award have Vested due to any reason other than a Bad Reason, the next Tranche which would otherwise have Vested shall Vest (in the case of the Award Holder’s death, in the Award Holder’s personal representatives) on a pro-rated basis (calculated with reference to the period between the Grant Date and the Cessation Date), subject to any additional deductions determined by the Board to reflect the degree to which any Performance Conditions relevant to such Tranche had not been met at the Cessation Date. The remainder of such Tranche and any other Tranche which has not yet Vested shall lapse (and the Options thereunder shall be incapable of exercise).
9.2If an Award Holder ceases to be an Employee for a Bad Reason, all Tranches of such Award Holder’s Award which have not yet Vested shall lapse with immediate effect on the Cessation Date.
9.3The Award Holder (or, in the event of the Award Holder’s death, the Award Holder’s personal representatives) may exercise the Options in the pro-rated Tranche referred to in Rule 9.1 during the 90-day period (or in the case of death, the 12-month period) beginning on the Cessation Date, provided that the date of exercise is prior to the sixth anniversary of the Grant Date.
9.4Save as otherwise provided in this Rule 9, if an Award Holder gives or receives notice of termination of employment (whether or not lawfully given or received), no Tranche shall Vest, and the Options in any Vested Tranche shall not be exercisable, during such notice period.
9.5Bad Reason means:

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(a)    the Award Holder is dismissed by the Company with immediate effect for Cause;
(b)    the Award Holder is dismissed by the Company on notice, but in circumstances where the Company is or would have been entitled to dismiss the Award Holder with immediate effect for Cause; or
(c)    the Award Holder resigned.
Cause means any reason for which the Company may, in accordance with the terms of the Award Holder’s Employment Contract, terminate the Award Holder’s employment with immediate effect.
10.CHANGE OF CONTROL
10.1In the event of a Change of Control, the Board may in its absolute discretion decide whether and to what extent each Tranche of an Award that has not Vested shall Vest on an accelerated basis.
10.2The Award Holder may exercise all or any of the Options in a Tranche that has Vested pursuant to Rule 10.1 within a reasonable period to be specified by the Board for that purpose, such period to end on or before the date on which the Change of Control becomes effective, and such exercise shall be effective upon the Change of Control. The Board shall have discretion to determine that any Options in any such Vested Tranche that are not exercised in such manner shall lapse.
10.3The Board shall notify Award Holders of any accelerated Vesting pursuant to Rule 10.1 within a reasonable period.
10.4The Board may decide that the accelerated Vesting pursuant to Rule 10.1 and any exercise of Options pursuant to Rule 10.2 shall be conditional on the Change of Control actually occurring and shall be treated as having not occurred if the Change of Control does not occur.
10.5In the event that there is a Change of Control (with or without the Company being delisted) but the Award Holder’s Awards have not Vested pursuant to Rule 10.1 or the Award Holder’s Award Certificate, and the Award Holder does not receive an offer to sell or tender his or her Shares which are the subject of his or her Awards in connection with such Change of Control: (i) any applicable Performance Conditions attached to those Awards shall be deemed to be satisfied upon such Change of Control, (ii) the Vesting schedule applicable to such Awards shall continue and (iii) upon Vesting, the Company shall settle or repurchase any Vested Awards in cash at the price per Share implied by the Change of Control transaction provided that no Cessation Date has occurred in respect of the Award Holder.
10.6In the event that the Company is delisted without a Change of Control, the Company shall settle or repurchase any Vested Awards in cash at an amount per Share equal to the fair value of a Share, as determined by the Board in good faith having regard

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to all factors it deems relevant, which may include but not be limited to the most recently prevailing market price for the Shares and the reasons for the delisting. In respect of any Awards which have not Vested prior to delisting: (i) any applicable Performance Conditions attached to those Awards shall be deemed to be satisfied upon delisting, (ii) the Vesting schedule applicable to such Awards shall continue (unless the Vesting of each Tranche of an Award has automatically accelerated pursuant to Rule 10.1 so that each Tranche shall Vest on the date of such delisting) and (iii) cash settlement or repurchase of such Awards shall only be required to take place once such Awards have Vested and provided that no Cessation Date has occurred in respect of the Award Holder.
11.MALUS AND CLAWBACK
11.1Unless otherwise stated in an Award Certificate, Awards granted under the Plan shall be subject to the malus and clawback provisions set forth in this Rule 11 (Malus and Clawback) if the Board, at its discretion, determines that:
(a)an Award Holder has breached Rule 16; or
(b)any of the circumstances set out in Rule 11.2 exist.
The Board must inform the Award Holder that it believes there are potential grounds for making a determination under this Rule 11.1 within six months of becoming aware of the applicable circumstances (and the Board must make its final determination under this Rule 11.1 within three years of becoming aware of the applicable circumstances in Rule 11.2).
11.2The circumstances referred to in Rule 11.1(b) include where:
(a)an Award Holder has acted fraudulently or in a materially dishonest manner (of which a Group Company has reasonable evidence);
(b)is in breach of any material fiduciary duty owed to any Group Company as defined or set out in or pursuant to Swiss law (including, without limitation, a duty of care towards the relevant Group Company, a duty of confidentiality and a duty of loyalty / non-competition) or any restrictive covenant given in favour of any Group Company;
(c)an Award Holder has breached his or her Employment Contract in a manner which gives rise to a legal right to dismiss the Award Holder and the Award Holder has been dismissed as a result; or
(d)there was a material error in determining (i) the size and nature of an Award, (ii) whether an Award should be made, (iii) whether any Performance Condition was satisfied, or (iv) otherwise whether an Award should Vest, in each case due to any Group Company being required to make a restatement of the audited or unaudited financial

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statements or similar (where fraud or wilful misconduct contributed directly or indirectly to the facts or circumstances requiring such restatement) and such restatement would have impacted the matters set out in (i) to (iv) above.
11.3If the Board makes a positive determination under Rule 11.1, the following malus and clawback provisions shall apply:
(a)if, at the date of such determination, the Tranche has not yet Vested (or the Tranche has Vested but the Options therein have not yet been exercised) the Board may determine to cancel the Tranche or reduce it by such number of Shares as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant; or
(b)if, at the date of such determination, Shares have actually been allotted and issued (or transferred) under a Vested Tranche of Options which have been exercised, the Board may determine a Clawback Amount in relation to the Tranche in accordance with Rule 12 (Clawback Amount).
12.CLAWBACK AMOUNT
12.1As contemplated by Rule 11.3(b), the Board may require an Award Holder to repay amounts as a result of the application of Rule 11 (Malus and Clawback) in relation to one or more Tranches (the Clawback Amount). The Clawback Amount shall be such amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant, but, in relation to a Vested Tranche of Options that have been exercised, shall be no more than the greater of:
(a)the Market Value of the Shares measured on the date the Options were exercised; and
(b)the Market Value of the Shares measured on the date of the determination, minus the Exercise Price.
12.2If the Award Holder has paid or is liable to pay any income tax or social security taxes (such as NICs or equivalent in other jurisdictions) in relation to the Shares which cannot be recovered from or repaid by the relevant tax authority (whether directly or indirectly), the Board shall, in respect of any Award Holder who has not engaged in fraud or wilful misconduct, reduce the Clawback Amount to take account of this amount to the extent permitted by law.
12.3The Award Holder shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines the Clawback Amount. If the Award Holder fails to reimburse the Company within 45

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days after the determination, the Company may obtain reimbursement from the Award Holder in any (or any combination) of the following ways:
(a)by reducing or cancelling any outstanding Tranches of Options that the Award Holder has not exercised;
(b)by reducing or cancelling any cash bonus payable to the Award Holder by any Group Company;
(c)by reducing or cancelling any future or existing award made or option granted to the Award Holder under any other share incentive scheme or bonus scheme operated by any Group Company; or
(d)by making deductions from the Award Holder's Salary up to an amount that is equal to the Clawback Amount.
1.4For the avoidance of doubt, the Board is not obliged to determine a Clawback Amount in relation to any particular Tranche of an Award, even if the Board does determine a Clawback Amount in relation to another Tranche of an Award to the same or another Award Holder.
13.TAX LIABILITIES
13.1Each Award Holder shall indemnify the Company and the Employer Company in respect of any Tax Liability.
13.2The Award Certificate shall include the Award Holder's irrevocable agreement to:
(a)pay the Tax Liability to the Company and/or the Employer Company (as applicable); or
(b)enter into arrangements to the satisfaction of the Company and/or Employer Company (as applicable) to pay the Tax Liability.
13.3If an Award Holder does not pay the Tax Liability within seven days of any Taxable Event, the Company or the Employer Company (as applicable) may:
(a)if the relevant Taxable Event is the Vesting of a Tranche or the exercise of Options in any Vested Tranche, and the Shares concerned are readily saleable at the time, retain and sell such number of Shares on behalf of the Award Holder as is necessary to meet the Tax Liability and any costs of sale; or
(b)deduct the amount of the Tax Liability from any payments of remuneration made to the Award Holder on or after the date on which the Tax Liability arose (except that, in the case of employer NICs or other applicable social security contributions, the Company or the Employer Company (as applicable) may only withhold such amount as is permitted by law).

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The Award Holder's obligations under Rule 13.1 shall not be affected by any failure of the Company or the Employer Company (as applicable) to exercise its rights under this Rule 13.3.
13.4It is a condition of the exercise of any Options in a Vested Tranche that the Award Holder enters into a joint election, under section 431(1) or 431(2) of ITEPA 2003, in respect of the Shares to be acquired on the exercise of the Options if required to do so by the Company or Employer Company, on or before the exercise of the Options, as applicable.
13.5The Award Certificate shall include a power of attorney appointing the Company as the Award Holder's agent and attorney for the purposes of Rule 13.3 and Rule 13.4.
14.RELATIONSHIP WITH EMPLOYMENT CONTRACT
14.1The rights and obligations of any Award Holder under the terms of an office or employment with any Group Company or former Group Company shall not be affected by being an Award Holder.
14.2The value of any benefit realised under the Plan by Award Holders shall not be taken into account in determining any pension or similar entitlements.
14.3Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:
(a)termination of office or employment with; or
(b)notice to terminate office or employment given by or to,
any Group Company or any former Group Company. This exclusion of liability shall apply however the termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.
14.4Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:
(a)any company ceasing to be a Group Company; or
(b)the transfer of any business from a Group Company to any person that is not a Group Company.
This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

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14.5An Employee shall not have any right to receive Awards solely by virtue of his or her status as an Employee.
15.SHAREHOLDER RIGHTS
15.1An Award Holder shall have no shareholder rights (including voting, dividend or other shareholder rights) with respect to any Shares that are the subject of an Award unless the applicable Options have been exercised and such Shares have been validly issued or transferred to the Award Holder, subject to the terms of the Plan.
16.PROTECTION OF GOODWILL
16.1Each Award Holder shall undertake to comply with the provisions of this Rule 16 in his or her Award Certificate.
16.2Except as otherwise agreed between the Company and each Award Holder, each Award Holder shall:
(a)for so long as he is an Employee of the Company or any other Group Company, during normal business hours and such other hours as may be reasonably required, devote his full time and attention to the business of the Group and use all reasonable endeavours to develop the business and interests of the Group and use all reasonable endeavours to procure that such business is developed and expanded through the Group and shall not, without the approval of the Board, be concerned with, engaged or interested in, any other business whether or not in competition with any business carried on by the Group;
(b)not, directly or indirectly, at any time prior to, nor during the period of 24 calendar months from the Relevant Date:
(i)solicit or entice away, or endeavour to solicit or entice away, or cause to be solicited or enticed away from the Company or any other Group Company; or
(ii)employ or engage, or endeavour to employ or engage or causing to be employed or engaged, any person who was at the Relevant Date, or who at any time during the period of 12 calendar months prior to the Relevant Date had been, an employee of or consultant to the Company or any other Group Company (and with whom the Award Holder had dealings (other than in a de minimis way) during such 12 calendar month period) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this Rule 16 shall not apply to any employee or consultant engaged in a non-managerial or purely administrative role;

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(c)not, directly or indirectly, in any jurisdiction where the group has material revenues from time to time (to the extent he has been involved, other than in a de minimis way, with the activities of the Group in such geographies) at any time during the period of 24 calendar months from the Relevant Date:
(i)engage in; or
(ii)be concerned or interested in,
any business carried on in competition or will or is likely to compete with the business or any other activities of the Company or any other Group Company with which he was associated at any time during the period of 12 calendar months prior to the Relevant Date; and
(d)not, directly or indirectly, at any time during the period of 24 calendar months from the Relevant Date:
(i)solicit the custom of or seek to do business with or deal with any customer or supplier to the Company or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date so as to compete with or harm the goodwill of the Company or any other Group Company during such period or in any other way interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Group Company from such a supplier;
(ii)interfere (or endeavour to interfere) with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any customer or supplier or the relations between the Company and/or any Group Company and any such customer or supplier; or
(iii)be employed by or provide consultancy services to any major customer of the Company and/or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date.
16.3Nothing contained in this Rule 16 shall prevent any Award Holder from being the holder or beneficial owner, by way of bona fide personal investment, of any class of shares in any company if such class of shares is listed, or dealt in, on a recognised investment exchange provided that he (together with his spouse and his lineal descendants by blood or adoption) neither holds nor is beneficially interested in more than a total of 5% of any single class of the shares in that company and is in compliance with this Rule 16.

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16.4Each Award Holder shall agree, by way of execution of his or her Award Certificate, that:
(a)if at any time during the time he or she is employed by or engaged as a consultant to or director of the Group, two or more Award Holders or any three or more employees or consultants of the Group (such three including, for the avoidance of doubt, any Award Holder(s)) shall have left the employment of the Group or ceased to provide services to the Group in order to work for or provide services to a competitor of the Group or otherwise, the Award Holder will not, at any time when the Award Holder holds any Shares, be employed or engaged in any way with such persons;
(b)he or she will not, directly or indirectly, make or publish or otherwise communicate any disparaging or derogatory statement in writing or otherwise which is intended to or which might be expected to damage or lower the reputation of the Group or its direct or indirect shareholders, any customer/supplier, any agent/representative, any investor/finance provider or any director, officer or employee of any such entity; and
(c)any breach by an Award Holder of this Rule 16 will entitle such Award Holder’s employer to summarily dismiss him from his employment.
16.5Each of the undertakings contained in this Rule 16 shall be a separate undertaking given by each Award Holder (upon execution of his or her Award Certificate) in relation to himself or herself and his or her interests and shall be enforceable by the Company and/or any other Group Company separately and independently of their rights to enforce any one or more of the other covenants contained in this Rule 16. Each Award Holder (having taken independent legal advice) shall acknowledge and agree in his or her Award Certificate that the undertakings contained in this Rule 16 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on him or her. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions and/or modifications as may be necessary to make it valid and enforceable.
16.6For the purposes of this Rule 16 only:
(a)the “Relevant Date” shall mean the date on which the Award Holder ceases to be employed by any Group Company or if earlier, the date of exercise of any Group Company’s right under the relevant Award Holder’s Service Agreement to put that Award Holder on garden leave or the date on which any Group Company (as applicable) gave such Award Holder notice of termination or the date on which the Award Holder gave notice of termination to any Group Company; and

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(b)“directly or indirectly” shall mean the Award Holder acting either alone or jointly with or on behalf of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.
17.NOTICES
17.1Any notice or other communication given under or in connection with the Plan shall be in writing and shall be sent by email to the Appropriate Email Address.
17.2Any notice or other communication given under this Rule 17 (Notices) shall be deemed to have been received at 9.00 am on the next Business Day after sending.
17.3This Rule 17 (Notices) does not apply to the service of any proceedings or other documents in any legal action, arbitration or other method of dispute resolution.
18.ADMINISTRATION AND AMENDMENT
18.1The Board may amend the Rules from time to time in its absolute discretion:
(a)to make any amendment to the Plan and/or the terms of any Award which is minor and/or technical in nature and/or is made to enable matters already contemplated in the Plan and/or any Award to occur;
(b)in such manner and to such extent as the Board determines is appropriate to ensure that the Rules, the Plan and any Awards granted under the Plan from time to time comply with applicable local law(s); or
(c)to make any other amendments as it sees fit, provided that it may not make any amendment under this Rule 18.1(c) that (i) applies to Awards granted before the amendment was made or (ii) materially adversely affects the interests of Award Holders, without the prior written consent of the affected Award Holders.
18.2The Board shall determine any question of interpretation and settle any dispute arising under the Rules or the Plan, including determining whether anything is material. In these matters, the Board’s decision shall be final.
18.3In making any decision or determination, or exercising any discretion under the Rules, the Board shall act fairly and reasonably and in good faith.
18.4The Company shall not be obliged to notify any Award Holder:
(a)if Options (including any Tranche thereof) are due to lapse; or
(b)when Options (including any Tranche thereof) are due to, or have, become exercisable.

Global Blue Group Holding AG Management Incentive Plan: Options

18.5The Company shall not be obliged to provide Award Holders with copies of any materials sent to the holders of Shares.
19.THIRD PARTY RIGHTS
19.1A person who is not a party to an Award shall not have any rights under or in connection with such Award as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under these Rules for any Group Company that is not a party to the Award.
19.2The rights of the parties to an Award to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Award as a result of the Contracts (Rights of Third Parties) Act 1999.
20.DATA PROTECTION
20.1For the purpose of operating the Plan, the Company will collect and process information relating to Award Holders in accordance with such privacy notice that complies with local law and as notified to Award Holders from time to time.
21.GOVERNING LAW
21.1These Rules and any dispute or claim arising out of or in connection with them or their subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.
22.DISPUTE RESOLUTION
22.1Any dispute, controversy or claim arising out of or relating to the Plan or these Rules, including any question regarding its conclusion, existence, validity, invalidity, breach, amendment or termination (each, a Dispute), shall be finally resolved by arbitration under Rules of Arbitration of the International Chamber of Commerce (the ICC) in force at the time of such submission (the Arbitration Rules). The Arbitration Rules are deemed to be incorporated by reference into these Rules except: (i) that any provision of such Arbitration Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may otherwise be agreed by the parties.
22.2The number of arbitrators shall be three. The claimant(s) shall nominate one arbitrator in the Request for Arbitration. The respondent(s) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree within a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the ICC shall select the third arbitrator (or any arbitrator that the claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing).

Global Blue Group Holding AG Management Incentive Plan: Options

22.3The seat of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.
22.4The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.
22.5The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the existence of the arbitration, the arbitral proceedings, the submissions or the decisions made by the arbitral tribunal, including its awards to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (i) required by law and applicable internal reporting requirements; or (ii) necessary to recognise, confirm or enforce the final award in the arbitration.
23.SWISS ORDINANCE
16.1Notwithstanding anything else contained herein, to the extent that there is any conflict between the Swiss Ordinance against Excessive Compensation in Public Companies and any successor legislation thereof (the Ordinance) and:
(a)the provisions of the Rules;
(b)the operation of the Plan (including, but not limited to, the exercise by the Board of any discretion granted to it under the provisions of the Rules); or
(c)the terms of any Award,
then the Ordinance shall prevail, and:
(d)if such conflict is with the provisions of the Rules, the provisions of the Rules shall be amended;
(e)if such conflict is with the operation of the Plan, the Board shall modify the operation of the Plan (including the exercise of any discretion granted to it under the provisions of the Rules); or
(f)if such conflict is with the terms of any Award, the Board shall amend the terms of such Award, in each case in such manner and to such extent as the Board determines, in its discretion, is appropriate to ensure compliance with the Ordinance (provided that, if the Board does not make any amendments or modifications, such amendments or modifications shall automatically be made to the minimum extent necessary to ensure compliance with the Ordinance).

Global Blue Group Holding AG Management Incentive Plan: Options

SCHEDULE
FORM OF AWARD CERTIFICATE
This deed is dated ________________ 2020 (the Grant Date)
PARTIES
This deed is made by Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212 (the Company) and [INSERT NAME OF EMPLOYEE] of [INSERT RESIDENTIAL ADDRESS OF EMPLOYEE] (the Award Holder).
BACKGROUND
A.The Company has adopted the Global Blue Group Holding AG Management Incentive Plan (the Plan).
B.The Company wishes to grant Options under the Plan (the Award) to the Award Holder, on the terms specified in this deed (the Award Certificate). Terms in this Award Certificate such as you and your refer to and address the Award Holder.
C.The Award Holder is an Employee of [the Company][/[INSERT NAME OF GROUP COMPANY] (the Employer Company)].
AGREED TERMS
1.INTERPRETATION
23.1The rules of the Plan (the Rules) are incorporated by reference into this Award Certificate. A term defined in the Rules shall have the same meaning in this Award Certificate, unless a contrary indication appears.
23.2A copy of the Rules has been provided to you and further copies may be obtained on request from the Company.
2.GRANT OF AWARD
2.1The Company hereby grants you Options to acquire [insert number] Shares in the Company (the Award Shares).

Global Blue Group Holding AG Management Incentive Plan: Options

2.2The Exercise Price of the Options shall vary as follows:

Number of Award Shares	Exercise Price for those Award Shares
First [insert number] Award Shares	$US
Next [insert number] Award Shares	$US
Next [insert number] Award Shares	$US
Remaining [insert number] Award Shares	$US

3.EXERCISE OF AWARD
3.1You may exercise the Options in this Award only in accordance with the Rules and the other terms of this Award Certificate.
3.2You may not exercise the Options before the relevant Vesting Date for each Tranche.
3.3Your attention is drawn in particular to Rule 7 (Lapse of Awards) and Rule 8 (Suspension of Awards).
3.4You may not exercise the Options after the sixth anniversary of the Grant Date and this Award will lapse on that date if it has not lapsed or been exercised in full before then.
3.5You may not transfer this Award or the Options, or make this Award or the Options subject to a charge or any other security interest. For example, you cannot use this Award or the Options as security for a loan. This Award will lapse if you attempt to do so.
4.PERFORMANCE CONDITIONS
4.1The Performance Conditions, if any, that must be satisfied before each Tranche of the Award can Vest (and the Options in each Tranche can be exercised) are set out in Annex 1 to this Award Certificate.
4.2Save as set out in Rule 9 (Termination of Employment) or Rule 10 (Change of Control), in each case as amended by this Award Certificate, a Tranche shall only Vest (and the Options in such Tranche shall only become exercisable) if the Performance Conditions relevant to that Tranche are satisfied or waived by the Board.

Global Blue Group Holding AG Management Incentive Plan: Options

5.TAX AND NATIONAL INSURANCE CONTRIBUTIONS (NICS)
5.1By accepting this Award, you irrevocably agree to:
(a)pay to the Company or your Employer Company (as applicable) the amount of any Tax Liability; or
(b)enter into arrangements to the satisfaction of the Company or your Employer Company (as applicable) to pay any Tax Liability.
5.2By accepting this Award, you irrevocably agree to enter into a joint election in respect of each Tranche of the Award Shares under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company or your Employer Company (as applicable), on or before the date of exercise of the Options in each such Tranche.
5.3By accepting this Award, you irrevocably agree to appoint the Company as your agent and attorney for the purposes of Rules 13.3 and 13.4 (Tax Liabilities) of the Plan, to, on your behalf, execute documents, use your name and do all things which are necessary or desirable to satisfy any Tax Liability including:
(a)if the relevant Taxable Event is the Vesting of a Tranche or the exercise of Options, and the Shares are readily saleable at the time, retaining and selling such number of Shares on your behalf as is necessary to meet the Tax Liability and any costs of sale; or
(b)deducting the amount of any Tax Liability from any payments of remuneration made to you on or after the date on which the Tax Liability arose except that, in the case of employer NICs or other social security contributions (if applicable), the Company or Employer Company may (as applicable) only withhold such amount as is permitted by law.
5.4A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by Clause 5.3 shall be conclusive evidence that such is the case so far as any third party is concerned.
6.EXERCISE
6.1To exercise the Options in any Vested Tranche, you should fill in and sign an Exercise Notice and submit it to the Company.
6.2The Exercise Notice form can be obtained from the Company.
7.RESTRICTIONS ON SHARES
7.1The Award Shares may be subject to the malus and clawback provisions under Rule 11 (Malus and Clawback) and Rule 12 (Clawback Amount).

Global Blue Group Holding AG Management Incentive Plan: Options

7.2There are no Relevant Restrictions on the Award Shares.
8.PROTECTION OF GOODWILL
16.1You hereby undertake to the Company (for itself and as trustee for each other Group Company) to comply with the provisions of Rule 16 (Protection of Goodwill) in their entirety.
8.2In particular, you acknowledge and agree (having taken independent legal advice) that the undertakings contained in Rule 16 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on you.
9.GENERAL TERMS
9.1Upon receipt of any Award Shares, you are responsible for all proper tax declarations and payment of applicable taxes (including, without limitation, income tax, wage tax and capital gains tax) and social security contributions payable in connection with your receipt of the Award Shares.
9.2You hereby acknowledge that the information contained in this Award Certificate is for administration purposes only. Any information concerning you shall be transmitted solely to those individuals or legal entities expressly authorised to have knowledge of it and to process it in connection with the administration of the Plan. Moreover, you acknowledge that the Company and/or the Employer Company is entitled to transmit such information abroad if this is necessary in connection with the administration of the Plan. You may request to have access to and, if necessary, correct any personal data. You acknowledge that your provision of the information in this Award Certificate is necessary to enable you to participate in the Plan.
9.3Nothing in this Award Certificate or in the Rules shall confer upon you any right to continue in service for any period of specific duration with the Group, or interfere with or otherwise restrict in any way your rights or the rights of the Company/the Employer Company (as applicable) to terminate your employment pursuant to your Employment Contract, which rights are hereby expressly reserved by each.
9.4The grant of the Award is approved by the Board and shall not be held or construed to confer upon you any right to the continued grant of Awards under the Plan. The grant of the Award and any previous or subsequent Awards under the Plan shall constitute a voluntary contribution, even where repeatedly made. In this regard, the Company expressly reserves the right to discontinue such grant of Awards at any time without notice.
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Global Blue Group Holding AG Management Incentive Plan: Options

EXECUTED and DELIVERED as a deed by Global Blue Group Holding AG	…………………………………………..
[INSERT NAME OF EMPLOYEE]	…………………………………………..
Witness signature: ……………………………………… Witness name: ……………………………………… Witness address: ……………………………………… ……………………………………… ………………………………………

Global Blue Group Holding AG Management Incentive Plan: Options

ANNEX 1
PERFORMANCE CONDITIONS
Not applicable.

Exhibit 5.1

Global Blue Group Holding AG Zürichstrasse 38 CH-8306 Bruettisellen Switzerland
October 7, 2021

Global Blue Group Holding AG –Registration Statement on Form S-8
Ladies and Gentlemen
We, Niederer Kraft Frey AG, have acted as special Swiss counsel to Global Blue Group Holding AG, a Swiss corporation (Company), in connection with the Registration Statement on Form S−8 (Registration Statement), initially filed with the Securities and Exchange Commission (the Commission) on October 7, 2021 under the Securities Act of 1933, as amended (Act), relating to the registration with the Commission of registered shares, nominal value CHF 0.01 each, of the Company (each a Share and together Shares).

In our capacity as special Swiss counsel to the Company, we have been requested to render an opinion as to certain Swiss legal matters relating to the registration of up to 11,956,527 Shares that may be issued in the future.
1.Basis of Opinion
This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of giving this opinion, we have only examined and relied on originals or copies of the following documents available to us (collectively Documents):

i.the Registration Statement;

ii.a certified copy of the articles of association of the Company, in their version dated September 23, 2021 (Articles), certified as per October 06, 2021; and

iii.a certified excerpt from the Commercial Register of the Canton of Zurich (Commercial Register) for the Company, dated October 06, 2021.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

2.     Assumptions

In rendering the opinion below, we have assumed the following:

a.the information set out in the Documents is true, accurate, complete and up-to-date as of the date of this opinion and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this opinion;

b.the Documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) are accurate and conform to the original;

c.all Documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such Documents;

d.no laws other than those of Switzerland will affect any of the conclusions stated in this opinion; and

e.the Shares will be issued out of the authorized share capital provided for in Article 4d of the Articles (Authorized Share Capital) and a duly convened meeting of the Board of Directors will have validly resolved to issue them, they will be fully paid up (liberiert) and registered in the competent Commercial Register in Switzerland and all other requirements under Swiss law in connection with the creation and issuance of such Shares will have been complied with.

3.     Opinion

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (2.) and the qualifications set out below (4.), we are of the following opinion:

1.The Company is a corporation (Aktiengesellschaft) validly existing under the laws of Switzerland.

2.The Shares, if and when issued by the Company, in accordance with Swiss law and the Articles, and registered in the competent Commercial Register in Switzerland will be validly issued, fully paid as to their nominal value and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by the sole reason of their being a holder of Shares).

4.     Qualifications

The above opinions are subject to the following qualifications:

a.The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

b.Our opinions set out above are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

c.We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter as well as to the completeness or accuracy of the information contained in the Registration Statement. We express no opinion as to tax matters.

d.The exercise of voting rights and rights related thereto with respect to any Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

e.We express no opinion as regards compliance with Swiss law and the Articles of the withdrawal of the preferential subscription rights (Bezugsrechte) of the Company’s shareholder in connection with the issuance of the Shares.

f.The resolutions of the Company’s general meetings may be challenged by shareholders in court or otherwise. Therefore, notwithstanding registration of the Shares with the competent Commercial Register, any shareholder may challenge the resolutions taken by the general meeting of the shareholders’ of the Compan on which such registration of the Shares with the competent Commercial Register may be based.

g.The Authorized Share Capital contained in the Articles authorizes the Board of Directors to issue up 70,289,834 Shares until August 27, 2022. The issue of Shares in excess of such maximum amount or after August 27, 2022 requires an amendment of the Articles by way of a resolution of a duly convened general meeting of shareholders of the Company.

h.We express no opinion on the issue of Shares (i) for other purposes out of the Authorized Share Capital and (ii) for the issue of Shares out of conditional share capital provided for employee share plans and convertible debt instruments under Article 4c of the Articles.

* * *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

This legal opinion is addressed to the Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This legal opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to U.S. securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. It may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Sincerely yours,

Niederer Kraft Frey AG

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Global Blue Group Holding AG of our report dated June 28, 2021 relating to the financial statements, which appears in Global Blue Group Holding AG's Annual Report on Form 20-F for the year ended March 31, 2021.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland

October 7, 2021